Sale and Purchase Agreement

between

EEGO West 38 Fee, LLC

as Seller

and

ARC NY25638001, LLC

as Purchaser

Premises:

256 West 38th Street

New York, NY

October 19, 2012

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EXHIBITS

1(A)	Description of Land
1(B)	Leases
1(C)	Existing Contracts
1(D)	Telecommunications Contracts
1(E)	Brokerage Agreements
1(F)	Union Agreement
4(A)(i)	Permitted Exceptions
4(A)(ii)	Title Objections
8(A)(i)	Form of Bargain and Sale Deed
8(A)(ii)	Form of Bill of Sale
8(A)(iii)	Form of Assignment and Assumption of Leases
8(A)(iv)	Form of Assignment and Assumption of Contracts
8(A)(viii)	Form of Tenant Notice Letter
8(A)(ix)	Form of Contractor Notice Letter
8(A)(xiv)	Form of Assignment and Assumption of Union Agreement
8 (A)(xix)	Form of Title Affidavit
8(A)(xxiv)	Form of Master Lease
10	Form of Tenant Estoppel Certificate
16(A)(i)	Rent Roll and Rent Arrearages
16(A)(ii)	Union Employee
16(A)(xii)	Tax Assessment Reduction Proceedings
16(A)(xiii)	Security Deposits
20(A)(iv)	Certificates of Insurance

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SALE AND PURCHASE AGREEMENT (this “Agreement”), made as of the 19th day of October, 2012 between EEGO West 38 Fee, LLC, a Delaware limited liability company having an address c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022 (“Seller”) and ARC NY25638001, LLC, a Delaware limited liability company having an address at c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York 10022 (“Purchaser”).

RECITALS:

A. Seller is the owner of the fee interest in the Premises (as hereinafter defined), commonly known as 256 West 38th Street, New York, New York.

B. Purchaser wishes to purchase, and Seller wishes to sell, all of Seller’s right, title and interest in and to the Premises on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.	Certain Definitions.

Certain capitalized terms used in this Agreement shall, for the purposes of this Agreement, have the meanings ascribed to such terms in this Article 1. Other capitalized terms used in this Agreement and not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement.

“Building” shall mean the building commonly identified as 256 West 38th Street, New York, New York.

“Brokerage Agreements” shall mean the agreements between Seller and any leasing brokers which are set forth on Exhibit “1(E)”.

“Escrow Agent” shall mean Chicago Title Insurance Company (Philadelphia, PA).

“Existing Contracts” shall mean the management, service, telecommunications, information service and maintenance contracts and collective bargaining and other union agreements, and all amendments, modifications and/or assignments thereof, affecting the Premises or the operation thereof, all of which are listed on Exhibits “1(C)”, “1(D)” and “1(F)”.

“Fixtures” shall mean all equipment, fixtures and appliances of whatever nature which are (i) affixed to the Land or Improvements and (ii) owned by Seller.

“Hazardous Materials” means (a) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” industrial wastes,” and “toxic pollutants,” as such terms are defined under the Relevant Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, (h) any Pathogen (as hereinafter defined), and (i) any other substance with respect to which any Relevant Environmental Law or governmental authority requires environmental investigation, monitoring or remediation.

“Improvements” shall mean the improvements on the Land, including without limitation the Building.

“Land” shall mean the land described on Exhibit “1(A)” and situated in the Borough of Manhattan, City, County and State of New York, and designated as Block 787, Lot 72 in the Borough of Manhattan on the Tax Map of the City of New York, State of New York.

“Leases” (each individually, a “Lease”) shall mean the leases, tenancies, concessions, licenses and occupancies, and all amendments, modifications and/or assignments thereof, affecting the Premises, all of which are as listed on Exhibit “1(B)”, as the same may be amended, modified or extended from time to time in accordance with the terms of this Agreement, or entered into between the date hereof and the Closing Date (as hereinafter defined) in accordance with the terms and conditions of Article 20 hereof, as well as all lease guaranties, if any, delivered in connection therewith.

“Master Lease” shall mean the agreement set forth on Exhibit 8(A)(xxiv) attached hereto and made a part hereof.

“New Contracts” shall mean all management, service, telecommunications, information service and maintenance contracts and collective bargaining and other union agreements affecting the Premises or the operation thereof which are entered into by Seller after the date hereof subject to the applicable provisions of this Agreement.

“Pathogen” shall mean any pathogen, toxin or other biological agent or condition, including but not limited to, any fungus, mold, mycotoxin or microbial volatile organic compound.

“Personal Property” shall mean the aggregate of the following:

(i) All site plans, architectural renderings, plans and specifications, engineering plans, as-built drawings, floor plans and other similar plans or diagrams, if any, which (a) relate to the Real Property and (b) are in Seller’s possession or control;

(ii) Seller’s right, title and interest, if any, in all licenses, permits, permit applications and warranties, guaranties, indemnities and bonds which (a) relate to the Real Property and (b) are assignable by Seller to Purchaser, without penalty;

(iii) All equipment, appliances, tools, machinery, supplies, building materials and other similar personal property which is (a) owned by Seller as of the date of this Agreement and (b) attached to, appurtenant to or located in the Improvements and/or used in the day-to-day operation or maintenance of the Improvements, but expressly excluding the Fixtures and any and all personal property owned by any property manager, tenants in possession, public or private utilities licensees or contractors. Seller shall not transfer to any third party or remove any Personal Property from the Premises after the date hereof, except for repair or replacement thereof and except in the case of the termination of this Agreement. Notwithstanding the foregoing, “Personal Property” expressly excludes, and Seller shall not be required to convey, and Purchaser shall not be entitled to receive, any items containing the logo of Seller or any of Seller’s affiliates, or any computer programs, software and documentation thereof, electronic data processing systems, program specifications, source codes, logs, input data and report layouts and forms, record file layouts, diagrams, functional specifications and variable descriptions, flow charts and other related materials (collectively, “Operational Systems”);

(iv) All non-exclusive trademarks, logos and trade names (if any) used or useful in connection with the Real Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller’s affiliated companies; and

(v) All rights, privileges, easements and appurtenances to the Land and the Building, if any, including, without limitation, all of Seller’s right, title and interest in and to all operating agreements, reciprocal easement agreements, mineral and water rights and all easements, rights-of-way, air rights, development rights and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Building.

“Premises” shall mean the aggregate of the Real Property and the Personal Property.

“Purchaser Representatives” shall mean Purchaser’s designees, agents, employees, consultants, appraisers, engineers, contractors and prospective lenders.

“Real Property” shall mean the fee estate of Seller in and to the aggregate of the Land, the Building, the Fixtures, Seller’s right, title and interest, if any, in the streets, roads, lands and alleys in front of and adjacent to the Land, and the hereditaments and appurtenances to the Improvements and the Land, including without limitation all easements, rights-of-way, air rights and other similar interests appertaining to the Land or the Building.

“Relevant Environmental Laws” shall mean any and all laws, rules, regulations, statutes, orders and directives, whether federal, state or local, applicable to the Premises or any part thereof now or hereinafter in effect, in each case as amended or supplemented from time to time including, without limitation all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (49 U.S.C. §6901 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.) the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S. C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Section 1910.1001 and 1926.58), and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes. The foregoing, with respect to the environmental condition of the Premises and any adjacent property, and any activities conducted on or at the Premises, including by way of example and not limitation: (i) Hazardous Materials; (ii) air emissions, water discharges, noise emissions and any other environmental, health or safety matter; (iii) the existence of any underground storage tanks that contained or contain Hazardous Materials; and (vi) the existence of pcb contained electrical equipment.

“Security Deposits” (each individually, a “Security Deposit”) shall mean all security deposits and/or letters of credit actually held by Seller under Leases as of the date hereof as listed on Exhibit “16(A)(xiii)” as same may be drawn down, applied and/or retained after the date hereof in accordance with both the applicable Lease and the terms of this Agreement.

“Surviving Contracts” shall mean Existing Contracts and New Contracts which are in effect as of the Closing.

“Telecommunications Contracts” shall mean the telecommunications and information service contracts and licenses affecting the Premises or the operation thereof which are listed on Exhibit “1(D)”.

“Tenants” (each individually, a “Tenant”) shall mean the current tenants under the Leases.

“Title Insurer” shall mean First American Title Insurance Company (New York, NY), as lead co-insurer for 50% of the liability, and Chicago Title Insurance Company (Philadelphia, PA), as co-insurer for 50% of the liability.

“Union Agreement” shall mean the collective bargaining agreement with respect to the Union Employee (hereinafter defined), a true and complete copy of which to Seller’s Actual Knowledge is annexed hereto as Exhibit 1(F) or the Realty Advisory Board Agreement, as the case may be.

2.	Sale-Purchase.

In consideration of, and upon and subject to, the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, Seller agrees to sell and convey all of Seller’s right, title and interest in and to the Premises, the Leases and the Surviving Contracts (as hereinafter defined) to Purchaser, and Purchaser agrees to purchase the Premises, and all of Seller’s rights in and to the Leases and the Surviving Contracts from Seller. Seller and Purchaser agree that no portion of the Purchase Price (as hereinafter defined) is attributable to the Personal Property included in this sale.

3.	Purchase Price.

The purchase price for the Premises (the “Purchase Price”) is Forty Eight Million Six Hundred Thousand and xx/100 Dollars ($48,600,000.00), payable as follows: (i) Four Million Eight Hundred Sixty Thousand and xx/100 Dollars ($4,860,000.00) (the “Initial Deposit”) within one (1) business day following the date hereof to Escrow Agent, by federal funds, wire transfer of immediately available federal funds to an account designated by Escrow Agent, to be held by Escrow Agent pursuant to and in accordance with the provisions of Article 19 of this Agreement; and (ii) subject to the apportionments and other credits provided for in this Agreement, the balance of the Purchase Price on the Closing Date by federal funds or wire transfer of immediately available federal funds to an account or accounts designated by Seller. Seller and Purchaser agree that one-half of the interest earned on the Initial Deposit or the Deposit (as defined below), as applicable, shall be credited to the Purchase Price upon the Closing and the balance of the interest on the Deposit shall, upon the Closing, be and remain the property of Seller, and shall not be credited against the Purchase Price. Failure by Purchaser to deliver the Initial Deposit to Escrow Agent as provided above within one (1) business day following the date hereof shall render this Agreement void ab initio.

4.	Condition of Title.

A. The Premises shall be sold, and title thereto conveyed, subject only to (collectively, the “Permitted Exceptions”):

(i) The matters set forth on Exhibit “4(A)(i)”;

(ii) the Leases and the rights of Tenants;

(iii) all violations whether or not noted or issued; except that Seller shall tender payment at Closing to Title Insurer to pay to the appropriate governmental agency any and all fines, fees, penalties, and interest imposed with respect to such violations through the Closing Date.

(iv) all present and future zoning, building, land use, environmental and other laws, ordinances, codes, restrictions, rules and regulations or other legal requirements of all governmental authorities having jurisdiction with respect to the Premises, including, without limitation, landmark designations and all zoning variances and special exceptions, if any;

(v) liens, encumbrances, violations and defects (including, without limitation, any mechanics and/or materialmen’s lien or any judgment arising as a result thereof), removal of which is an obligation of a Tenant;

(vi) All presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as hereinbelow provided;

(vii) All covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Premises which are either (a) presently existing or (b) granted to a public utility in the ordinary course, provided that the same shall not have a material adverse effect on the use of the Premises for its current use;

(viii) Statement of facts shown on the survey, dated February 12, 2011 made by Haynes Land Surveyors, as updated on May 2, 2011 and any additional facts which would be shown on or by an accurate current survey of the Premises;

(ix) The Surviving Contracts;

(x) Consents by any former owner of the Land for the erection of any structure or structures on, under or above any street or streets on which the Land may abut;

(xi) Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Building, or any adjoining property, provided that the same shall not have a material adverse effect on the use of the Property for its current use;

(xii) Variations between tax lot lines and lines of record title;

(xiii) Standard exclusions from coverage contained in the form of title policy or “marked-up” title commitment employed by the Title Insurer;

(xiv) Any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer contained in the Premises, provided that the Title Insurer shall remove them as exceptions from the title insurance policy to be issued to Purchaser at Closing or shall affirmatively insure over them at regular rates;

(xv) Any lien or encumbrance arising out of the acts or omissions of Purchaser;

(xvi) Subject to the terms of this Agreement, any other matter which the Title Insurer may raise as an exception to title, provided the Title Insurer will either omit or affirmatively insure against collection or enforcement of same out of the Premises and/or that no prohibition of present use or maintenance of the Premises will result therefrom, as may be applicable;

(xvii) Any encumbrance that will be extinguished upon conveyance of the Property to Purchaser, provided that the Title Insurer shall remove them as exceptions from the title insurance policy to be issued to Purchaser at Closing or shall affirmatively insure over them; and

(xviii) any other matter which, pursuant to the terms of this Agreement, is a permitted condition of the transaction contemplated by this Agreement.

B. Title to the Premises shall be such title as the Title Insurer shall be prepared to insure, subject to the Permitted Exceptions and the provisions of Article 13 hereof.

5.	Closing.

The “Closing” shall mean the consummation of each of the actions set forth in Article 8 of this Agreement, or the waiver in writing of such action by the party in whose favor such action is intended, and the satisfaction of each condition precedent to the Closing set forth in Article 9 and elsewhere in this Agreement, or the waiver in writing of such condition precedent by the party intended to be benefited thereby. The Closing shall be consummated in escrow through First American Title Insurance Company, at its office located at 633 Third Avenue, New York, New York 10016. Neither party hereto shall be required to be present at the Closing, unless otherwise agreed to by the parties hereto. Purchaser and Seller agree to cause all documents and deliverables required to be delivered by the parties hereunder, and by any necessary third parties, to be delivered to First American Title Insurance Company at its New York City office address prior to 6:00 p.m. (Eastern Standard Time) on November 19, 2012 (such date, as same may be extended or adjourned in accordance with this Agreement, is hereinafter referred to as the “Closing Date” or “Initial Closing Date”). Purchaser shall be entitled to a one-time adjournment of the Initial Closing Date to a date on or before December 26, 2012, provided that (i) Purchaser shall have delivered to Seller a written notice of the adjourned Closing Date not less than five (5) business days prior to the Initial Closing Date and within two (2) business days following delivery of such adjournment notice (TIME BEING OF THE ESSENCE) deliver an additional sum of Two Million Four Hundred Thirty Thousand and xx/100 Dollars ($2,430,000.00) to Escrow Agent by wire transfer of immediately available federal funds to an account designated by Escrow Agent, to be held by Escrow Agent pursuant to and in accordance with the provisions of Article 19 of this Agreement (the “Additional Deposit”; the sum of the Initial Deposit and the Additional Deposit shall equal the “Deposit”). In the event the Initial Closing Date is adjourned as provided above, regardless of the adjourned Closing Date, Seller and Purchaser shall be required to deliver to First American Title Insurance Company at its New York City office address, on or before December 18, 2012, all of the documents and items required to be delivered by Seller and Purchaser pursuant to Article 8 hereof (except that with respect to the closing statement, schedule of adjustments and payment direction letter, only Seller’s and Purchaser’s signature pages must be delivered into escrow with First American). Purchaser shall have the right to accelerate the Initial Closing Date or the adjourned Closing Date, as applicable, upon ten (10) business days prior written notice to Seller; provided that all conditions precedent to both Purchaser’s and Seller’s respective obligations to close under this Agreement shall have been satisfied (or waived in writing) (but failure to close on such accelerated Closing Date shall not constitute a default by Seller under this Agreement). TIME IS OF THE ESSENCE with respect to Purchaser’s obligation to close on the Initial Closing Date or the adjourned Closing Date, as applicable, subject to Seller’s right to adjourn the Closing as permitted under this Agreement.

6.	Violations.

The Premises are sold, and Purchaser shall accept same, subject to any and all violations of law, rules, regulations, ordinances, orders or requirements noted in or issued by any Federal, state, county, municipal or other department or governmental agency having jurisdiction against or affecting the Premises whenever noted or issued (collectively, “Violations”) and any conditions which could give rise to any Violations. Other than tendering payment to the Title Insurer at Closing in order to pay the appropriate governmental agency all fines, fees, penalties, and interest imposed with respect to the Violations through the Closing Date, Seller shall have no obligation to cure or remove any Violations.

7.	Apportionments.

A. The following shall be apportioned between Seller and Purchaser at the Closing with respect to the Premises as of 11:59 p.m. of the day immediately preceding the Closing Date, and the net amount thereof either shall be paid by Purchaser to Seller or credited to Purchaser, as the case may be, at the Closing:

(i) Real property taxes and assessments (or installments thereof), payments required to be made to any business improvement district (“BID taxes”) and vault charges, except those required pursuant to Leases to be paid directly to the entity imposing same;

(ii) Water rates and charges, except those required pursuant to Leases to be paid directly to the entity imposing same;

(iii) Sewer taxes and rents, except those required pursuant to Leases to be paid directly to the entity imposing same;

(iv) Salaries, vacation pay, sick pay and pension and other benefits of the one Union Employee (as hereinafter defined), provided Seller shall provide appropriate backup for such items; Seller shall not be charged with termination pay arising by reason of Purchaser's termination of the one (1) Union Employee or failure to hire any Union Employee, at or subsequent to the Closing, and Purchaser shall be fully liable for any such termination pay. If personnel engaged at the Property are in the employ of an agent or contractor (including any cleaning company engaged at the Property), then such adjustment or proration shall be made as appropriate with the agent to reach the same economic result as if in the direct employ of Seller but Purchaser shall not be required to hire such non-union employees;

(v) Permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto are transferred to Purchaser;

(vi) Fuel, if any, at the cost per gallon most recently charged to Seller, based on the supplier’s measurements thereof, plus sales taxes thereon, which measurements shall be given by Seller to Purchaser as close to the Closing Date as is reasonably practicable, and which, absent manifest error, shall be conclusive and binding on the Seller and Purchaser;

(vii) Deposits on account with any utility company servicing the Premises to the extent transferred to (and assumed by) Purchaser shall not be apportioned, but Seller shall receive a credit in the full amount thereof (including accrued interest thereon, if any);

(viii) Rents (as hereinafter defined), if, as and when collected, in accordance with Section 7(F) hereof;

i) Leasing Costs, if any, in accordance with Section 20(B) hereof;

(x) Payments due under any Surviving Contracts;

(xi) Purchaser shall receive a credit against the Purchase Price in an amount equal to the prepaid rents received by Seller in connection with the Leases covering any period after the Closing Date.

(xii) Seller shall receive a credit in an amount equal to $18,150.00.

(xiii) All other items customarily apportioned in connection with the sale of similar properties similarly located.

B. Apportionment of real property taxes, BID taxes, water rates and charges, sewer taxes and rents and vault charges shall be made on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the real property tax rate, BID taxes, water rates or charges, sewer taxes or rents or vault charges are fixed, apportionment for any item not yet fixed shall be made on the basis of the real property tax rate, BID taxes, water rates and charges, sewer taxes and rents or vault charges, as applicable, for the preceding year applied to the latest assessed valuation. After the real property taxes, BID taxes, water rates and charges, sewer taxes and rents and vault charges are finally fixed, Seller and Purchaser shall make a recalculation of the apportionment of same after the Closing, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based upon such recalculation.

C. The amount of any of the unpaid taxes, assessments, water charges, sewer rents and vault charges which Seller is obligated to pay and discharge, with interest and penalties thereon (if any) to the Closing Date may, at Seller’s option, be allowed to Purchaser out of the balance of the Purchase Price, provided that official bills therefor with interest and penalties thereon (if any) are furnished by Seller at the Closing and provided that Title Insurer will omit same as exceptions from, or insure against collection from the Premises in, Purchaser’s title insurance policy, at no additional cost or expense to Purchaser.

D. If any refund of real property taxes, BID taxes, water rates or charges, sewer taxes or rents or vault charges is made after the Closing Date covering a period prior to the Closing Date, the same shall be applied first to the reasonable out-of-pocket costs incurred in obtaining same (including reasonable attorneys’ fees, accounting fees, consultant fees and filing fees) and the balance, if any, of such refund shall, to the extent received by Purchaser, be paid to Seller (for the period prior to the Closing Date) and to the extent received by Seller, be paid to Purchaser (for the period commencing with the Closing Date). Any payment to Seller or Purchaser pursuant to the immediately preceding sentence shall be net of any amount payable to a Tenant in accordance with its Lease (which payment to such Tenant shall be made promptly by the Purchaser or Seller, as applicable, after such refund is made). Each of Purchaser and Seller hereby agrees to indemnify and hold harmless the other as to any refund payment paid by it to the other for a Tenant.

E. If there are meters measuring water consumption or sewer usage at the Premises, Seller shall obtain readings to a date not more than thirty (30) days prior to the Closing Date. If such readings are not obtained, water rates and charges and sewer taxes and rents, if any, shall be apportioned based upon the last actual meter readings, subject to reapportionment when readings for the relevant period are obtained after the Closing Date. If any of the Tenants pay electric based on a submeter for their electric consumption, then the Seller shall cause any such submeter to be read as close as possible to the Closing Date and upon completion of such reading, the Seller shall bill each such Tenant electric charges, based on such reading. At the Closing, the Seller shall provide the Purchaser with documentation as to any such readings and billings for submetered electric charges.

F. To the extent that Seller or Purchaser receives Rents after the Closing Date, the same shall be held in trust by Seller or Purchaser, as the case may be, and shall be applied in the order of priority set forth in this Section 7(F).

(i) The following terms shall be as defined herein: “Base Rents”: fixed rent, and other amounts of a fixed nature (which may include, without limitation, electric inclusion and supplemental water, HVAC and condenser water charges paid or payable by Tenants; “Overage Rents”: a percentage of the Tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent”), so-called “escalation rent”, and additional rent based upon increases in or otherwise attributable to real estate and BID taxes, operating expenses, utility costs, a cost of living index or porter’s wages or otherwise, but which shall in no event include Reimbursable Payments (as hereinafter defined); “Reimbursable Payments”: overtime heat, air conditioning or other utilities or services; freight elevator; electric inclusion and adjustments related to electric usage (such as rate and/or fuel adjustments and survey); submetered electric; supplemental water, HVAC, and condenser water charges; services or repairs, and labor costs associated therewith, to which a Tenant is obligated to reimburse the landlord under its Lease or for which a Tenant has separately contracted with Seller or its agent; true-ups on account of escalation and/or additional rent for years prior to the year in which the Closing occurs; above standard cleaning; and all other items which are payable to Seller as reimbursement or payment for above standard or overtime services (but which amounts shall not be treated as Reimbursable Payments if already included in a Tenant’s Base Rents); and “Rents”: all amounts due and owing from Tenants, however characterized, including, without limitation, Base Rents, Overage Rents and Reimbursable Payments.

(ii) Base Rents and Overage Rents shall be adjusted and prorated on an as, if and when collected basis. Base Rents and Overage Rents collected by Purchaser or Seller after the Closing from any Tenant who owes any such amounts for periods prior to the Closing shall be applied in the following order, but shall be treated separately for such allocation purposes: (a) first, in payment of such amounts owed by such Tenant for the month in which the Closing occurs, (b) second, in payment of such amounts owed by such Tenant for all periods immediately following the month in which the Closing occurs, (c) third, in payment of such amounts owed by such Tenant (if any) for any other period prior to the Closing. Each such amount, less any third party costs of collection (including reasonable attorneys’ fees and expenses) reasonably allocable thereto, shall be paid over as provided above, and the party who receives any such amount shall promptly pay over to the other party any portion thereof to which it is so entitled.

(iii) Reimbursable Payments shall not be apportioned or adjusted; to the extent incurred prior to the Closing Date, Reimbursable Payments incurred prior to Closing shall belong in their entirety to Seller, and shall be retained by Seller, and/or paid over to Seller by Purchaser, as applicable, on an as, if and when collected basis. To the extent a payment is made by a Tenant which is specifically designated as being on account of one or more Reimbursable Payments due to Seller, by reference to a charge, invoice number or otherwise, or is of an amount which is equal to one or more Reimbursable Payments due to Seller, then same shall be treated as a Reimbursable Payment, and shall be paid over to Seller promptly upon receipt thereof.

(iv) Purchaser shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis for a period of nine (9) consecutive months following the Closing and shall use commercially reasonable efforts to collect such past due Rents (which efforts shall include, but not be limited to, including such amounts in Purchaser’s invoices and notices for rents due for the period after Closing, but excluding litigation or otherwise seeking to terminate the Leases). Purchaser shall have no obligation to commence any action or proceeding to collect any such past due Rents, provided, however, if Purchaser in fact commences any such action or proceeding, the amount sought shall include all Rents unpaid for the period prior to the Closing. Notwithstanding the foregoing, if Purchaser shall fail to collect such past due Rents after such nine (9) month period, Seller shall have the right to pursue Tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits, but Seller shall not be entitled to pursue an action for eviction).

(v) Purchaser shall (a) promptly render bills to the applicable Tenants for any Overage Rent in respect of a period that shall have expired prior to the Closing but which is payable after the Closing, (b) bill Tenants for any such Overage Rent on a monthly basis for a period of nine (9) consecutive months thereafter and (c) use commercially reasonable efforts to collect such Overage Rent (which efforts shall include but not be limited to, including such amounts in Buyer’s invoices and notices for rents due for the period after the Closing). Notwithstanding the foregoing, if Purchaser shall be unable to collect such Overage Rent after such nine (9) month period, Seller shall have the right to pursue Tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits but Seller shall not be entitled to pursue and action for eviction). From and after the Closing, Seller shall furnish to Purchaser calculations of the amounts due from Tenants on account of Overage Rent for periods prior to the Closing, and such other information relating to the period prior to the Closing as is reasonably necessary for the billing of any such Overage Rent. Purchaser shall bill Tenants for Overage Rent for periods prior to the Closing in accordance with and on the basis of such information furnished by Seller. Purchaser shall deliver to Seller, concurrently with the delivery to Tenants, copies of all statements relating to Overage Rent for periods prior to the Closing Date.

(vi) Overage Rent for the calendar year in which the Closing occurs shall be apportioned between Seller and Purchaser using a percentage derived by dividing the total operating expenses incurred for those operating expenses which are used by Seller in determining the operating expense pool for the calendar year in question over each parties’ actual expenses incurred for such operating expenses. Seller shall be entitled to receive the proportion of such Overage Rent (less a like portion of any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the collection of such Overage Rent) that the portion of such period occurring prior to the Closing bears to the entire such period, and Purchaser shall be entitled to receive the proportion of such Overage Rent (less a like portion of any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the collection of such Overage Rent) that the portion of such period from and after the Closing bears to the entire such period. If, prior to the Closing, Seller shall receive any installment of Overage Rent attributable to Overage Rent for periods from and after the Closing, such sum shall be apportioned at the Closing. If, after the Closing, Purchaser shall receive any installment of Overage Rent attributable to Overage Rent for periods prior to the Closing, such sum (less any out-of-pocket costs and expenses (including reasonable counsel fees) incurred by Purchaser in the collection of such Overage Rent) shall be paid by Purchaser to Seller promptly after Purchaser receives payment thereof.

(vii) To the extent that any payment on account of Overage Rent is required to be paid periodically by Tenants for any calendar year (or, if applicable, any lease year or any other applicable accounting period), and at the end of such calendar year (or lease year or other applicable accounting period, as the case may be) such estimated amounts are to be recalculated based upon the actual expenses, taxes or other relevant factors for that calendar year (or lease year or other applicable accounting period, as the case may be), then Purchaser agrees to so recalculate same, subject to Seller’s review and reasonable approval of such recalculation, and to bill such Tenants for all amounts due from such Tenants on account therefor, within nine (9) months after the end of such calendar year (or lease year or other applicable accounting period, as the case may be). At the time(s) of final calculation and collection from (or refund to) each Tenant of the amounts in reconciliation of actual Overage Rent, there shall be a re-proration between Seller and Purchaser in accordance with this Agreement and Seller and Purchaser shall each be entitled to (or responsible for, as the case may be) the amounts attributable to such party’s period of ownership of the Premises, provided that Seller shall have no liability for amounts due to Tenants if Purchaser shall have failed to obtain Seller’s prior approval of any such recalculation. Purchaser shall indemnify and hold Seller harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller as the result of Purchaser failing to pay over to any Tenant any amount paid by Seller to Purchaser on account of Overage Rent. The Seller, on or prior to the Closing, shall complete the reconciliations with the Tenants for Overage Rent for calendar year 2012 and all prior years and to the extent any such Tenant overpaid such Overage Rent, the Seller shall, on or prior to the Closing, refund any such overpayment of Overage Rent to each such applicable Tenant. At the Closing, the Seller shall provide documentation to Purchaser as to the completion of such reconciliations. Seller hereby agrees to indemnify and hold Purchaser harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Purchaser as a result of the Seller’s failure to refund any overpayment of Overage Rent due by the Seller to any Tenant for any time period prior to the Closing.

(viii) Until such time as all amounts required to be paid to Seller by Purchaser pursuant to this Section 7(F) shall have been paid in full to the extent the Purchaser collects any arrears in Base Rents and/or Overage Rent owed to the Seller, Purchaser shall furnish to Seller a reasonably detailed monthly accounting of cash receipts from Tenants (accompanied by aged receivable reports) with a reasonably detailed accounting of amounts allocable to Seller pursuant to this Agreement, which accounting shall be delivered to Seller for each such applicable month, within 20 days after the end thereof. Seller and Purchaser and their representatives shall each have the right from time to time for a period of one (1) year following the Closing, on prior notice to the other party, during ordinary business hours on business days, to review each other’s rental records with respect to the Premises to ascertain the accuracy of any such accountings during the Seller’s and Purchaser’s respective periods of ownership for the Premises.

G. If any adjustment or apportionment is miscalculated at the Closing, or the complete and final information necessary for any adjustment is unavailable at the Closing, the affected adjustment shall be calculated after the Closing. The provisions of this Article 7 shall survive the Closing Date for a period of one (1) year.

8.	Closing Deliveries.

A. At the Closing, Seller shall deliver to Purchaser, executed and acknowledged, as applicable:

(i) A bargain and sale deed without covenants against grantor’s acts, sufficient to convey fee title to the Land and Improvements subject to and in accordance with the provisions of this Agreement, in the form attached hereto as Exhibit “8(A)(i)”, and made a part hereof (the “Deed”);

(ii) A general bill of sale for the Personal Property, in the form of Exhibit “8(A)(ii)”, conveying, lien free (other than Permitted Exceptions) and as more particularly set forth therein, to Purchaser all of Seller’s right, title and interest in and to the Personal Property;

(iii) An assignment and assumption, in the form of Exhibit “8(A)(iii)”, which provides for, as more particularly set forth therein, the assignment by Seller of all of Seller’s right, title and interest as landlord in and to the Leases, all guaranties delivered in connection therewith and all security deposits thereunder, and the assumption by Purchaser of all of Seller’s obligations as landlord under the Leases arising from and after the Closing Date (the “Assignment of Leases”);

(iv) An assignment and assumption, in the form of Exhibit “8(A)(iv)”, which provides for, as more particularly set forth therein, the assignment by Seller of all of Seller’s right, title and interest in and to all of the Surviving Contracts and Brokerage Agreements and the assumption by Purchaser of all of Seller’s obligations under such Surviving Contracts and Brokerage Agreements arising from and after the Closing Date (the “Assignment of Contracts”);

(v) ii) The cash Security Deposits under Leases then in effect and then actually held by Seller (including, without limitation, the Security Deposit of Gerard Yosca Jewelry, Inc.) (together with accrued interest thereon, if any, less Seller’s proportionate share of administrative fees, if any) by payment of the aggregate amount thereof to Purchaser or a credit to Purchaser against the Purchase Price, at Seller’s option.

(b) If one or more Security Deposit is wholly or partially comprised of a letter of credit (collectively, the “Letters of Credit”), Seller shall use commercially reasonable efforts to transfer the Letters of Credit to Purchaser as of the Closing Date, the cost and expense of which Purchaser shall pay, and on the Closing Date Seller shall deliver to Purchaser all original Letters of Credit, with all amendments thereto, actually held by Seller. As to those Letters of Credits which are not transferred to Purchaser at Closing (collectively, the “Non-Transferable Letters of Credit”), Seller shall execute at Closing the documentation necessary to cause the transfer or re-issuance of the Non-Transferable Letters of Credit and Seller and Purchaser shall reasonably cooperate with each other on the Closing Date and following the Closing so as to effectuate the transfer of same to Purchaser and cause Purchaser to be the beneficiary thereunder or to obtain a replacement letter of credit showing Purchaser as the beneficiary thereunder. Until the Non-Transferable Letters of Credit shall be transferred to Purchaser or replaced, as aforesaid, Purchaser shall hold the same, but upon request may deliver the same to Seller (if necessary), who shall then draw upon the same and deliver the proceeds to Purchaser or return the same to the applicable Tenant, in each case upon Purchaser’s written instruction. Seller shall also deliver to Purchaser at Closing such documentation, including, without limitation, sight drafts executed in blank, as Purchaser shall reasonably require in connection with drawing under the Non-Transferable Letters of Credit in Seller’s name. Purchaser shall indemnify and hold Seller harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller as the result of Seller taking any steps pursuant to a request of Purchaser, including drawing, or seeking to draw, on any Tenant’s Security Deposit. The provisions of this Section 8(A)(v)(b) shall survive the Closing;

(vi) Executed original counterparts of all Leases, guaranties of Leases, Union Agreement and Surviving Contracts, or copies thereof to the extent executed original counterparts are not in Seller’s possession or control, all of which shall be certified by Seller as true and correct to Seller’s Actual Knowledge, subject to the limitations set forth in Section 16(C) of this Agreement;

(vii) A certification of non-foreign status, in form required by Internal Revenue Code Section 1445 and the regulations issued thereunder;

(viii) Notice letters to the Tenants, in the form of Exhibit “8(A)(viii)” (the “Notice Letters”), to be prepared by Purchaser;

(ix) Notice letters to contractors under Surviving Contracts, in the form of Exhibit “8(A)(ix)” (the “Contractor Letters”), to be prepared by Purchaser;

(x) The Tenant Estoppels (as hereinafter defined), including any applicable Seller Estoppel (as hereinafter defined) required to be delivered under Article 10 hereof;

(xi) A Real Property Transfer Tax Return with respect to the New York City Real Property Transfer Tax (the “RPT Form”);

(xii) A New York State Real Estate Transfer Tax Return and Credit Line Mortgage Certificate with respect to the New York State Real Estate Transfer Tax (the “Form TP-584”);

(xiii) A New York State Real Property Transfer Report Form RP-5217 NYC (the “RP-5217”);

(xiv) A Department of Housing Preservation and Development Affidavit in Lieu of Registration Statement (the “Non-Multiple Dwelling Affidavit”);

(xv) Evidence of authority, good standing (if applicable) and due authorization of Seller to enter into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with Seller’s organizational documents and applicable laws and to enable Title Insurer to omit all exceptions regarding Seller’s standing, authority and authorization;

(xvi) An assignment and assumption agreement with respect to union collective bargaining agreements in the form of Exhibit “8(A)”

(xvi) (the “Assumption of Union Agreement”), which shall be assumed by Purchaser or as Purchaser shall direct except as otherwise provided in Section 27(B);

(xvii) To the extent not available as a matter of public record and in Seller’s possession or control (a) those transferable licenses and permits, authorizations and approvals pertaining to the Premises which are not posted at the Premises and (b) all transferable guarantees and warranties which Seller has received in connection with any work or services performed or equipment installed during Seller’s period of ownership at the Premises;

(xviii) Documentation as reasonably required by the Purchaser to calculate the Overage Rent due and owing after the Closing;

(xix) A title affidavit in substantially the form attached hereto as Exhibit “8(A)(xix)” (the “Title Affidavit”);

(xx) A closing statement (the “Closing Statement”);

(xxi) Evidence of Seller’s termination of any existing management and/or leasing agency agreements pertaining to the Premises;

(xxii) An updated rent roll, arrears report and schedule of security deposits and letters of credit, certified to Seller’s Actual Knowledge to be true and correct in all material respects, subject to the limitations set forth in Section 16(C) of this Agreement;

(xxiii) A certificate from Seller, certifying to Purchaser that all of Seller’s representations and warranties provided for in Section 16 of this Agreement are true and correct in all material respects as of the Closing Date, but subject to the limitations set forth in Sections 9(B) and (C) and 16(C), (D) and (E) of this Agreement;

(xxiv) A Master Lease, in substantially the form attached hereto as “8(A)(xxiv)” (the “Master Lease”), together with the sum of $600,000.00 from Seller (the “Master Lease Rent”) which shall be delivered to the Escrow Agent at Closing, to be held and disbursed in accordance with the terms and conditions of the Master Lease.

(xxv) All tenant files, to the extent in Seller’s possession or control;

(xxvi) All keys, security codes, pass cards and like for the Premises, to the extent in Seller’s possession or control; and

(xxvii) Such other instruments or documents which by the terms of this Agreement are to be delivered by Seller at the Closing.

B. At the Closing, Purchaser shall deliver to Seller, executed and acknowledged, as applicable:

(i) The balance of the Purchase Price and all other amounts payable by Purchaser to Seller at the Closing pursuant to this Agreement;

(ii) The Assignment of Leases;

(iii) The Assignment of Contracts;

(iv) The Tenant Notice Letters;

(v) The Contractor Notice Letters;

(vi) The RPT Form;

(vii) The RP-5217;

(viii) The Form TP-584;

(ix) The Assumption of Union Agreement (subject to Section 27(B));

(x) The Master Lease;

(xi) Evidence of authority, good standing (if applicable) and due authorization of Purchaser to enter into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with Purchaser’s organizational documents and applicable laws;

(xii) An acknowledgement or receipt for each of the Security Deposits paid over or credited to Purchaser at the Closing;

(xiii) A certificate from Purchaser, certifying to Seller that all of Purchaser’s representations and warranties provided for in Section 16(B) of this Agreement are true and correct in all material respects as of the Closing Date;

(xiv) The Closing Statement; and

(xv) Such other instruments or documents which by the terms of this Agreement are to be delivered by Purchaser at Closing.

C. The acceptance of the Deed by Purchaser shall be deemed to be full performance and discharge of any and all obligations on the part of Seller to be performed pursuant to the provisions of this Agreement, except where such agreements and obligations are specifically stated to survive.

9.	Conditions Precedent.

A. Seller’s obligations under this Agreement are subject to satisfaction of the following conditions precedent, which may be waived in whole or in part by Seller, provided such waiver is in writing and signed by Seller on or before the Closing Date:

(i) Purchaser shall have paid or tendered payment of the Purchase Price and paid all other amounts payable by Purchaser pursuant to the terms hereof;

(ii) Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and items required to be delivered by Purchaser pursuant to Article 8 hereof and Purchaser shall have performed in all material respects all of its other obligations hereunder to be performed on or before the Closing Date; and

(iii) All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made.

B. Purchaser’s obligations under this Agreement are subject to the satisfaction of the following conditions precedent which may be waived in whole or in part by Purchaser, provided such waiver is in writing and signed by Purchaser on or before the Closing Date:

(i) Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents and items required to be delivered by Seller pursuant to Article 8 hereof and Seller shall have performed in all material respects all of its obligations hereunder to be performed on or before the Closing Date; and

(ii) Subject to the other provisions of this Agreement, all of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made, and shall survive for a period of one-hundred eighty (180) days following the Closing Date, other than those representations or warranties made as of a specific date, or with reference to previously dated materials, in which event such representations and warranties shall be true and correct as of the date thereof or as of the date of such materials, as applicable. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the date hereof which did not arise by reason of a breach of any covenant made by Seller under this Agreement.

C. Notwithstanding anything to the contrary contained in this Agreement, (i) Seller does not represent or warrant that any Lease will be in force or effect at Closing, that any Tenant will have performed its obligations under its Lease or that any Tenant will not be the subject of bankruptcy proceedings and (ii) the existence of any default by a Tenant, the failure by a Tenant to perform its obligations under its Lease, the termination of any Lease prior to Closing by reason of the Tenant’s default (if in accordance with the other provisions of this Agreement) or the existence of bankruptcy proceedings pertaining to any Tenant shall not affect Purchaser’s obligations hereunder in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser; provided; however, that it shall be a condition precedent to Purchaser’s obligation to close hereunder that neither Cache, Inc. nor UAW (as defined below) shall have (i) terminated their respective Leases; (ii) vacated and abandoned their respective demised premises (in no event shall vacation and abandonment include closing for vacation or casualty); and (iii) filed for bankruptcy. The failure to satisfy such condition precedent in the immediately preceding sentence shall constitute a failure of a condition to Purchaser’s obligations hereunder and not a default by Seller.

D. Seller shall be entitled to one or more adjournments, not to exceed sixty (60) days in the aggregate (along with all of Seller’s other adjournments under this Agreement), of the Closing Date to attempt to satisfy any of the conditions described in Section 9B above.

10.	Estoppel Certificates.

A. As soon as reasonably practicable after the date hereof, Seller shall send to all of the Tenants a request to deliver estoppel certificates (individually, an “Estoppel” and, collectively, the “Estoppels”). Thereafter, Seller shall use reasonably diligent efforts to obtain and to deliver to Purchaser Estoppels from Tenants occupying no less than sixty-five percent (65%) of the leased rentable square footage of the Premises on the date hereof (such percentage, as adjusted as set forth below, the “Required Percentage”), which must include Cache, Inc. and United Auto Workers Union (“UAW”). Each Estoppel shall either (i) be substantially in the form attached hereto as Exhibit 10 and made a part hereof, it being agreed that (a) the inclusion of qualifications as to knowledge or word of similar import, (b) references to a general condition statement such as “we reserve all rights” or “subject to our audit of ____ years operating expenses or taxes,” (c) non-material modifications, (d) modifications thereof to conform the same to Leases or other information delivered or available to Purchaser prior to the date of the execution of this Agreement shall not cause in each instance the Estoppel to be non-compliant or (ii) be on such other form as may be provided by any Tenant, provided that it certifies the matters contained in Exhibit 10; or (iii) in the event that any Lease provides for the form or content of an Estoppel that such Tenant shall be required to deliver, then such Tenant’s estoppel may be in such form or contain only those matters as an estoppel is required to address pursuant to the related Lease, without giving effect to any requirement regarding “additional information reasonably requested by the lessor” or words of similar import. Each Estoppel, in any of the foregoing forms, shall be executed and delivered by the Tenant, confirming in all material respects only such matters as an estoppel is required to address pursuant to the related Lease, it being understood and agreed that, for the purposes of this Section 10(A), an estoppel shall fail to confirm the applicable matters in all material respects if and only if the aggregate adverse economic impact as a result of all such failures is equal to or exceeds the Floor, as defined in Section 16(C) herein (Estoppels that do confirm such applicable matters are referred to herein as the “Confirming Estoppels”). Notwithstanding the foregoing, Seller shall have no obligation to deliver an Estoppel from any Tenant which is in default in the payment of fixed rent or other fixed charges under its Lease or subject to bankruptcy proceedings as of the Closing (or on account of a rejected lease in bankruptcy), and the Required Percentage shall be reduced in the same proportion as the square footage of the Tenant then in default or bankruptcy and/or the rejected lease bears to the rentable square footage leased as of the date hereof (the “Adjustment Factor”). In the event that Seller is unable to obtain Confirming Estoppels from Tenants occupying one-hundred percent (100%) of the leased rentable square footage of the Premises (subject to Section 10(B) below), Seller may, at its option, deliver one or more certificates in lieu thereof in substantially the same form as the form of Estoppel attached hereto as Exhibit 10 (each, a “Seller Certificate”) with respect to the Leases; provided, however, that such Seller Certificate is subject to the limitations set forth in Sections 16(C) and this Section 10(A). In all events, Purchaser shall not be obligated to accept Seller Certificates in excess of thirty-five percent (35%) of the rentable square footage of the Building (subject to Section 10(B) below) or in place of an Estoppel from Cache, Inc. or UAW. Seller’s liability under each Seller’s Certificate shall expire on the earlier to occur of (a) the date of delivery to Purchaser of a Confirming Estoppel covering the amount of square footage covered by the Seller’s Certificate which has been given, or (b) the date which is one-hundred eighty (180) days after the Closing. Subject to Section 10(B) below, Seller’s failure to deliver Confirming Estoppels (or Seller’s Certificates, as applicable) under this Article 10 shall constitute a failure of a condition to Purchaser’s obligations hereunder and not a default by Seller, and Purchaser shall not be entitled to specific performance of such obligation of Seller to deliver such Confirming Estoppels. Claims of any Tenant set forth in any Estoppel shall not be deemed (alone or in combination with other matters), to cause such Estoppel not to be a Confirming Estoppel in the event such claims are based on the (i) facts disclosed in writing or available to Purchaser prior to Purchaser’s execution of this Agreement, (ii) an assertion by any Tenant that there are amounts due from Seller to such Tenant allocable to periods prior to the Closing and which, under the terms of this Agreement, Seller has agreed to pay (Seller, at its sole option, shall either pay such amounts to Tenant on or prior to the Closing Date or credit Purchaser at Closing against the Purchase Price in such amounts, or Seller shall deposit with First American Title Insurance Company, as escrow agent, such amounts to be held in escrow pursuant to an escrow agreement reasonably acceptable to First American Title Insurance Company, Seller and Purchaser. Such escrow agreement shall provide that amounts in escrow shall be released to Seller in the event a Confirming Estoppel is received within ninety (90) days after Closing, otherwise it shall be released to Purchaser (provided that if a credit is given, Seller shall have no liability to such tenant or to Purchaser with respect to such claim); or (iii) failure of the landlord to keep the Premises, the building systems or other improvements or equipment in good order and repair or to make required repairs or improvements thereto (it being agreed that Seller shall not be obligated to make any such repairs or improvements, and Purchaser hereby expressly agrees that for all purposes of this Agreement the obligation to make any such repairs or improvements shall be conclusively deemed to have arisen or accrued after the Closing).

B. Notwithstanding anything contained in this Section 10 to the contrary, in the event that the tenant, Geneva Worldwide, Inc. (“Geneva”), fails to deliver a Confirming Estoppel on or prior to the Closing Date, Seller, in lieu of delivering and in satisfaction of its obligations to deliver a Seller’s Certificate, shall deposit at Closing with First American Title Insurance Company, as escrow agent, three-hundred thousand dollars ($300,000.00) to be held in escrow pursuant to an escrow agreement reasonably acceptable to First American Title Insurance Company, Seller and Purchaser, for a period of ninety (90) days following the Closing Date (the “Geneva Escrow Period”). Such escrow agreement shall provide that during the Geneva Escrow Period, Seller shall have the right, on Purchaser’s behalf, to take such reasonable action necessary to cause Geneva to execute a Confirming Estoppel (or a full release of all claims from Geneva relating to the September 24, 2012 letter) including, without, limitation, the right to enter into settlement discussions and a settlement agreement with Geneva and cause work to be completed in connection with its claims relating to the September 24, 2012 letter from Geneva to Seller. Purchaser acknowledges and agrees that, during the Geneva Escrow Period, Purchaser shall not disclose, either directly or indirectly, the specific terms and conditions of this Section 10 to any third party, including, but not limited to, Geneva or any of its principals or employees. The escrow agreement shall further provide that the amounts in escrow shall be released to (x) Purchaser, on the tenth (10th) day of each calendar month during the Geneva Escrow Period, in an amount equal to the monthly base rent or other additional rent due and payable by Geneva pursuant to its Lease, if Geneva has not made such payment by the tenth (10th) day of the month (except if such payment is made by Geneva after the tenth (10th) day, Purchaser and Escrow Agent shall adjust accordingly) and (y) to Seller, less the aggregate sum of the amounts paid or to be released to Purchaser in subclause (x) above, on a dollar-for dollar basis for every dollar that Seller actually expended following receipt by Seller and delivery to Purchaser of a Confirming Estoppel executed by Geneva (or, in lieu thereof, a release of claims relating to the September 24, 2012 letter, together with a Seller Certificate for Geneva). In the event Geneva has not executed and delivered to Seller a Confirming Estoppel (or a release of claims relating to the September 24, 2012 letter, together with a Seller Certificate for Geneva) on or before the last day of the Geneva Escrow Period, First American Title Insurance Company shall release the balance of the escrow, if any, to Purchaser and Seller shall have no further obligations or liability with respect to Geneva. This Section 10(B) shall survive Closing for ninety (90) days following the Closing Date.

C. Following the receipt by Seller of an original Confirming Estoppel for Cache, Inc. and Geneva, Seller agrees to send such Tenants a form of SNDA (upon receipt thereof from Purchaser’s lender), which SNDA shall be among Purchaser, Purchaser’s Lender and such Tenant, in connection with Purchaser’s financing. Notwithstanding the immediately preceding sentence, it is expressly understood and acknowledged by Purchaser that this Contract and Purchaser’s obligations hereunder are not contingent or conditioned upon the execution and return by Tenant of such SNDA nor entitle Purchaser to a reduction in the Purchase Price.

D. Seller shall not be required to expend any money, provide financial accommodations or commence any litigation in connection with obtaining such Estoppels.

E. Seller shall be entitled to one or more adjournments, not to exceed sixty (60) days in the aggregate (along with all of Seller’s other adjournments under this Agreement), of the Closing Date to obtain Tenant Estoppels.

11.	Cancellation of Contracts.

If Purchaser desires that Seller cancel any Existing Contract, and such Existing Contract is cancelable without cause upon no more than thirty (30) days’ notice by Seller or without payment of a cancellation fee or any other consideration (the “Desired Cancelled Contracts”), Purchaser shall provide Seller with a list thereof within four (4) business days prior to Closing. Seller shall, on or before the Closing Date, notify all parties under the Desired Cancelled Contracts of such cancellation. Purchaser understands and agrees that certain Desired Cancelled Contracts may remain in effect after the Closing through the expiration of the contractual termination period thereunder and that Purchaser shall be responsible for all payments and other obligations under such Desired Cancelled Contracts arising after the Closing. Notwithstanding anything to the contrary contained herein, the existing property management and leasing agency agreement with Newmark Grubb Knight Frank shall be terminated by Seller as of the Closing and Seller shall be responsible for all costs and expenses associated therewith. The “Surviving Contracts” shall mean the New Contracts and the Existing Contracts, excluding those Desired Cancelled Contracts which have actually been cancelled with an effective cancellation date on or before the Closing.

12.	Right of Inspection.

A. Purchaser and Purchaser’s Representatives, prior to the Closing and during regular business hours, upon at least two (2) business days’ prior written notice to Seller, may inspect the Premises, provided that (i) Purchaser and Purchaser’s Representatives shall not communicate with any Tenants or occupants of the Premises without, in each instance, the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion; provided, however, that Purchaser and Purchaser’s Representatives may, through Seller , schedule meetings during regular business hours with any Tenant on the following conditions: (a) no such meeting shall be scheduled until the applicable Tenant has delivered an Estoppel; (b) no such meeting shall occur unless Seller and/or Seller’s leasing agent is in attendance (for such purposes, Seller agrees to make its leasing agent available at reasonable times during regular business hours upon at least two (2) business days prior written notice); and (c) Seller makes no guaranty or assurance that any Tenant will consent to such a meeting, (ii) Purchaser and Purchaser’s Representatives shall not perform any invasive tests with respect to the Premises without the prior written consent of Seller in each instance, which consent may be withheld in Seller’s sole but reasonable discretion, (iii) Purchaser shall have no additional rights or remedies under this Agreement as a result of such inspection(s) or any findings in connection therewith and (iv) Purchaser may exercise such right of access no more than five (5) times, plus a final inspection prior to the Closing, plus such additional times as to which Seller may consent in Sellers sole discretion. Any entry upon the Premises shall be performed in a manner which is not unreasonably disruptive to Tenants or occupants of the Premises or the normal operation of the Premises and shall be subject to the rights of any Tenants or occupants of the Premises. Purchaser and Purchaser’s Representatives shall (i) exercise reasonable care at all times that Purchaser shall be present upon the Premises, (ii) at Purchaser’s expense, Purchaser and Purchaser shall cause Purchasers Representatives to observe and comply with all applicable laws and any conditions imposed by any insurance policy then in effect with respect to the Premises and (iii) not engage in any activities which would violate the provisions of any permit or license pertaining to the Premises. Seller shall have the right to have a representative of Seller accompany Purchaser and Purchaser’s Representatives during any such communication or entry upon the Premises.

B. Additionally, in conducting any inspection of the Premises or otherwise accessing the Premises, neither Purchaser nor any of Purchaser’s Representatives shall (i) contact or have any discussions with any of Seller’s employees, agents or representatives, or contractors providing services to, the Premises, unless in each case Purchaser obtains the prior consent of Seller, which may be withheld in Seller’s sole discretion, it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Jeff Duarte, or (ii) damage the Premises. Purchaser agrees to be responsible for the cost of repairing and restoring any damage or disturbance which Purchaser or Purchaser’s Representatives shall cause to the Premises incurred by Seller in connection therewith. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection or its other access shall be at the sole expense of Purchaser. If Closing hereunder shall not occur for any reason whatsoever, Purchaser shall: (A) at the request of Seller, promptly deliver to Seller, at no cost to Seller, and without representation or warranty, the originals of all tests, reports and inspections of the Premises, made and conducted by a third party for Purchaser or Purchaser’s Representatives or for Purchaser’s benefit which are in the possession or control of Purchaser, without any representation or warranty with respect thereto, and (B) promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser and shall destroy all copies of abstracts thereto. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Premises or drilling in or on the Premises, or any other minimally invasive testing in connection with the preparation of an environmental audit or in connection with any other inspection of the Premises without the prior written consent of Seller, which shall not be unreasonably withheld (and, if such consent is given, Purchaser shall be responsible for the cost of repairing and restoring any damage as aforesaid and shall reimburse Seller upon demand for any costs incurred by Seller in connection therewith).

C. Purchaser hereby agrees to indemnify, defend and hold Seller, its officers, shareholders, partners, members, directors, employees, attorneys and agents harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, attorneys’ fees and expenses), resulting from or arising out of the entry upon the Premises by Purchaser and its employees, agents, consultants, contractors and advisors. The foregoing indemnification shall survive the Closing or the termination of this Agreement.

D. As a condition precedent to entering the Premises in connection with any inspection, Purchaser shall maintain or cause to be maintained, at Purchaser’s sole cost and expense, a policy of comprehensive general public liability and property damage insurance by an insurer or syndicate of insurers reasonably acceptable to Seller: (a) with a combined single limit of not less than Three Million Dollars ($3,000,000.00) general liability and Five Million Dollars ($5,000,000.00) excess umbrella liability, or any combination thereof, with a limit of not less than Eight Million Dollars ($8,000,000.00), (b) insuring Purchaser, Seller, their respective affiliates, Seller’s lender and any other person or entity related to Seller or involved with the transaction contemplated by this Agreement (such additional persons or entities to be designated in writing by Seller), as additional insureds, against any injuries or damages to persons or property that may result from or are related to (x) Purchaser’s or Purchaser’s Representatives entry upon the Premises and (y) any inspection or other activity conducted thereon by Purchaser or Purchaser’s Representatives and (c) containing a provision to the effect that insurance provided by Purchaser hereunder shall be primary and noncontributing with any other insurance available to Seller. Purchaser shall deliver evidence of such insurance coverage to Seller prior to the commencement of the first inspection and proof of continued coverage prior to any subsequent inspection.

E. Notwithstanding any provision in this Agreement to the contrary, neither Purchaser nor any of Purchaser’s Representatives shall contact any Federal, state, county, municipal or other department or governmental agency regarding the Premises (other than accessing publicly available documents) without Seller’s prior written consent thereto which consent may be withheld in Seller’s sole discretion, provided that Title Insurer may order customary searches. In addition, if Seller’s consent is obtained by Purchaser, Seller shall be entitled to receive at least five (5) business days prior written notice of the intended contact and shall be entitled to have a representative present when Purchaser has any such contact with any governmental official or representative.

13.	Title Insurance.

A. First American Title Insurance Company has issued and delivered to Purchaser and Seller a title insurance report and commitment dated September 14, 2012 for a fee owner’s title insurance policy (Title No. 3020-564747) (“Seller’s Title Commitment”). Purchaser may order a new report (the “Commitment”) from any other title insurer comprising Title Insurer and any update of the Commitment from Title Insurer. At Closing, Purchaser shall cause title to the Premises to be insured by the Title Insurer at Purchaser’s sole cost and expense. Except as otherwise expressly provided in this Agreement, Seller shall have no obligation to remove any exception to title. Except for the items identified in Exhibit “4(a)(ii)” (the “Known Title Objections”), Purchaser unconditionally waives any right to object to any matters set forth in Seller’s Title Commitment. At Closing, Seller shall deliver and Purchaser shall accept the Premises subject only to the Permitted Exceptions. If exceptions to title appear on the Commitment or any update or continuation of the Commitment (each a “Continuation”) which are not Permitted Exceptions, Purchaser shall notify Seller thereof within the earlier of five (5) business days after Purchaser receives such Continuation and the last business day prior to the Closing Date, time being of the essence, and if Seller is unable, or elects not to attempt, to eliminate such exceptions to title, or if Seller elects to attempt to eliminate any such exceptions to title but is unable to do so or thereafter decides not to eliminate the same, and accordingly, is unable to convey title to the Premises in accordance with the provisions of this Agreement, Seller shall so notify Purchaser and, within five (5) business days after receipt of such notice from Seller, Purchaser shall elect either (i) to terminate this Agreement by notice given to Seller (time being of the essence with respect to Purchaser’s notice), in which event the provisions of Article 14 of this Agreement shall apply, or (ii) to accept title to the Premises subject to such exceptions, without any abatement of the Purchase Price. If Purchaser shall not notify Seller of such election within such five (5) business day period, time being of the essence, Purchaser shall be deemed to have elected clause (ii) above with the same force and effect as if Purchaser had elected clause (ii) within such five (5) business day period.

B. If the Commitment discloses judgments, bankruptcies or similar returns against persons or entities having names the same as or similar to that of Seller but which returns are not against Seller, Seller, on request, shall deliver to Purchaser or Title Insurer affidavits reasonably acceptable to Seller to the effect that such judgments, bankruptcies or returns are not against Seller.

C. If the Commitment discloses exceptions (other than the Permitted Exceptions) which (i) may be removed solely by reference to Seller’s existing title policy, or (ii) may be removed or satisfied by the payment of a liquidated sum of money (the “Title Cure Amount”) not in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate with any sums expended or incurred by Seller pursuant to Section 16(D), or (iii) were created, consented to or affirmatively permitted by Seller in writing after the date hereof, then Seller shall remove such exceptions. In addition, Seller shall cause the Known Title Objections to be satisfied, bonded over or otherwise secured to enable the Title Insurer to insure over the Known Title Objections or to remove the Known Title Objections from Purchaser’s title insurance policy (except that Seller shall not be required to satisfy the current mortgage covering the Premises if it is assigned pursuant to Section 43 below). The cost of removing or satisfying the Known Title Objections shall not be counted against the Title Cure Amount. Notwithstanding the foregoing, Seller, at its option in lieu of satisfying such exceptions, may deposit with Title Insurer such amount of money and provide such documentation, affidavits and indemnities as may be reasonably determined by Title Insurer as being sufficient to induce it to insure Purchaser against collection of such liens and/or encumbrances, including interest and penalties, out of or against the Premises, in which event such exceptions shall not be objections to title.

D. Seller shall be entitled to one or more adjournments of the Closing Date, not to exceed sixty (60) days in the aggregate (in addition to all of Seller’s other adjournments under this Agreement), to remove any exceptions to title which Seller is obligated to remove under this Agreement or elects to attempt, but is not obligated, to remove.

E. Notwithstanding the foregoing provisions of this Article 13, in the event that Title Insurer shall raise an exception to title which is not a Permitted Exception, Seller shall have no obligation to eliminate such exception and Purchaser shall have no right to terminate the Agreement by reason of such exception if First American Title Insurance Company or Fidelity National Title Insurance Company shall be prepared to insure title to the Premises at regular rates without such exception.

F. Purchaser shall pay the costs of examination of title and any owner’s or mortgagee’s policy of title insurance to be issued insuring Purchaser’s title to the Property, as well as all other title charges, survey fees, recording charges and any and all other costs or expenses incident to the Closing.

G. Notwithstanding anything in Article 13 hereof to the contrary, Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller. The acceptance of the Deed by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for the documents executed at Closing and such matters which are expressly stated in this Agreement to survive the Closing, to the limit of such survival.

14.	Return of Deposit.

If Seller is unable to convey title in accordance with the express terms of this Agreement or if, in accordance with the terms of this Agreement, Purchaser is entitled to and elects to terminate this Agreement, subject to Article 23 of this Agreement, then this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder, except that Escrow Agent shall refund to Purchaser the Deposit (together with all interest thereon, if any), and neither party to this Agreement shall thereafter have any further right or obligation hereunder, except for the rights and obligations hereunder that expressly survive the termination of this Agreement.

15.	Purchaser’s Default.

If Purchaser shall default hereunder or shall fail or refuse to perform its obligations in accordance with this Agreement, the parties hereto agree that Seller’s sole remedy shall be to terminate this Agreement and retain the Deposit (together with all interest thereon, if any) as liquidated damages, it being expressly understood and agreed that in the event of Purchaser’s default, Seller’s damages would be impossible to ascertain and that the Deposit (together with all interest thereon, if any) constitutes a fair and reasonable amount of compensation in such event. Upon such termination, neither party to this Agreement shall have any further rights or obligations hereunder except that: (a) Purchaser shall return to Seller all written material relating to the Premises or the transaction contemplated herein delivered by or on behalf of Seller in the manner provided in Section 12(B) hereof; (b) Escrow Agent shall deliver to Seller and Seller shall retain the Deposit (together with all interest thereon, if any) as liquidated damages, except with respect to any breaches of Surviving Obligations (as hereinafter defined); and (c) any provisions of this Agreement which expressly survive the termination of this Agreement (collectively, the “Surviving Obligations”) shall survive and continue to bind Purchaser and Seller.

16.	Representations and Warranties.

A. Seller hereby represents and warrants to Purchaser as follows:

(i) To the Seller’s Actual Knowledge, the Leases listed on Exhibit “1(B)” are the only leases, licenses, tenancies, possession agreements and occupancy agreements affecting the Premises on the date of this Agreement in which Seller holds the lessor’s, licensor’s or grantor’s interest and there are no other leases, licenses, tenancies, possession agreements or occupancy agreements affecting the Premises (other than subleases, licenses, tenancies or other possession or occupancy agreements which may have been entered into by the Tenants, or their predecessors in interest, under such Leases); to the extent in the possession or control of Seller, Seller has made copies of all such Leases available to Purchaser, which such Leases are true, complete and correct in all material respects; as of the date hereof, except as may be set forth in Exhibit “1(B),” Seller, as lessor under such Leases, has not received any written notice of any material default of any of its material obligations under such Leases which has not been cured; and no Tenant is in arrears in the payment of Base Rent for any period in excess of thirty (30) days, except as set forth on Exhibit “16(A)(i)”. Except as set forth in the Leases, (a) no Tenant is entitled to rental concessions or abatements for any period subsequent to the scheduled date of Closing, (b) no other or additional renewal or extension options have been granted to the Tenants and (c) no person, firm, or entity, and none of the tenants, has any rights in, or rights to purchase or acquire all, or any part of the Real Property, including, without limitation, a right of first refusal, right of first offer or option to purchase or lease with respect thereto other than Purchaser hereunder. As of the date hereof, none of the Tenants has made any request for any assignment, transfer, or subletting in connection with all or a portion of the Premises which is presently pending or under consideration. All of the Leases are in full force and effect in accordance with their respective terms, and none of the Leases has been modified, amended, renewed or extended except as set forth in Exhibit “1(B)”; all specified work required to be performed by the landlord under the Leases (as distinguished from compliance with general maintenance and repair obligations of Landlord) up to the date of Closing has been substantially completed or will be substantially completed prior to the Closing; all specified construction allowances or other sums to be paid to any of the Tenants (as distinguished from costs or reimbursements related to compliance with general maintenance and repair obligations of Landlord) up to the date of Closing have been or will be paid in full prior to the Closing. No action, proceeding or arbitration is pending on the date hereof with any Tenant in respect of its tenancy or its Lease; Seller represents and warrants to Purchaser that, to Seller’s Actual Knowledge, Seller has heretofore billed all Tenants for all Base Rents, Overage Rents and Reimbursable Payments due under the Leases;

(ii) To Seller’s Actual Knowledge, the one (1) Union Employee listed on Exhibit “16(A)(ii)” are all of the Union Employees of Seller who work at the Premises as of the date hereof;

(iii) To Seller’s Actual Knowledge, the Existing Contracts listed on Exhibit “1(C)” are the only Existing Contracts; Seller has made copies of all such Existing Contracts available to Purchaser, which such Existing Contracts are true, complete and correct in all material respects;

(iv) To Seller’s Actual Knowledge, the Telecommunications Contracts listed on Exhibit “1 (D)”are the only Telecommunications Contracts; to the extent in the possession or control of Seller, Seller has made copies of all such Telecommunications Contracts available to Purchaser, which such Telecommunications Contracts are true, complete and correct in all material respects;

(v) To Seller’s Actual Knowledge, there are no judgments of any kind against Seller unpaid or unsatisfied of record, except as shown on Seller’s Title Commitment;

(vi) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; Seller has taken all action required to execute, deliver and, subject to obtaining any consents or waivers required to be obtained prior to the Closing, perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized person;

(vii) This Agreement and all documents which are to be delivered to Purchaser by Seller at the Closing are, or at the time of Closing will be, duly authorized, executed and delivered by Seller; are, or at the time of Closing will be, legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; and do not conflict with any provision of any law or regulation to which Seller is subject, violate any provision of any judicial order to which Seller is a party or to which Seller or the Premises is subject. The execution, delivery and performance of this Agreement does not require the consent or approval of any court, administrative or governmental authority and do not result in the creation or imposition of any lien or equity of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any material agreement to which Seller is a party or the business or operations of Seller or any of its properties or assets;

(viii) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code;

(ix) Seller has not received written notice of any pending or threatened condemnation with respect to the Premises or any part thereof;

(x) There are no actions, suits or proceedings against Seller in any court of law or in equity or before any governmental instrumentality that would materially adversely affect the ability of Seller to perform its obligations, or materially adversely affect Purchaser’s right, under this Agreement or the use or operation of the Premises;

(xi) To Seller’s Actual Knowledge, the Brokerage Agreements listed on Exhibit “1(E)” are the only brokerage agreements entered into by Seller with respect to leasing of portions of the Premises that remain outstanding and in effect. Seller has made copies of all such Brokerage Agreements available to Purchaser, which such Brokerage Agreements are true, complete and correct in all material respects;

(xii) Other than as set forth on Exhibit “16(A)(xii)”, Seller has not commenced any tax assessment reduction proceedings with respect to the Premises;

(xiii) Exhibit “16(A)(xiii)” sets forth all Security Deposits, together with all interest earned thereon (including those in the form of Letters of Credit), presently held by or on behalf of Seller with respect to the Leases. Seller shall not apply any portion of the Security Deposits against any Tenant default subsequent to the date of this Agreement unless and until Tenant has vacated the Premises or unless Purchaser is in default under this Agreement after the Initial Closing Date or adjourned Closing Date, as applicable;

(xiv) Seller currently maintains casualty insurance that, to Seller’s Actual Knowledge, would be sufficient to restore the Building to its current condition as of the date hereof in the event of a casualty, subject to customary conditions, qualifications and exclusions of insurance policies for similarly situated properties;

(xv) OFAC. To Seller’s Knowledge, neither Seller nor Seller’s officers or directors are (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) an Embargoed Person (as hereinafter defined). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder;

(xvi) ERISA. Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans;

(xvii) Except as set forth on Exhibit 1(B), Seller has not received notice from any of the tenants or from the holder of any mortgage, requesting the performance of any repairs, alterations or other work, or for the correction of any defaults under any agreements, ordinances, rules or otherwise with respect to the Premises, which shall remain uncured on the Closing Date.

(xviii) No rentable office space within the Building has become Available (as such term is defined in the Cache, Inc. Lease) for leasing following the commencement date under the Lease for Cache, Inc.

B. Purchaser represents and warrants to Seller that, as of the date hereof:

(i) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and, is and in good standing and qualified to do business under the laws of the State of New York; Purchaser has taken all action required to execute, deliver and perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized person;

(ii) This Agreement and all documents which are to be delivered to Seller by Purchaser at the Closing: are, or at the time of Closing will be, duly authorized, executed and delivered by Purchaser; are, or at the time of Closing will be, legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; and do not conflict with any provision of any law or regulation to which Purchaser is subject, violate any provision of any judicial order to which Purchaser is a party or to which Purchaser is subject;

(iii) There are no judgments, orders or decrees of any kind against Purchaser unpaid or unsatisfied of record and no legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated which could be filed before any court or administrative agency which has, or is likely to have, any material adverse effect on (a) the business or assets or the condition, financial or otherwise, of Purchaser or (b) the ability of Purchaser to perform its obligations under this Agreement;

(iv) Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser; No general assignment of Purchaser’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property; Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent; Purchaser has now and will have as of the Closing Date sufficient capital or net worth to meet its current obligations; and Purchaser certifies that any financial statements and any financial statements of Purchaser and/or any affiliate of Purchaser submitted to Seller are true, correct and complete; and

(v) Purchaser is (a) not a person and/or entity with whom Seller is restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading With the Enemy Act, 50 U.S.C. App. § 5; the USA Patriot Act of 2001; any executive orders promulgated thereunder, any implementing regulations promulgated thereunder by OFAC (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and locked Persons); or any other applicable law of the United States; (b) (i) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (ii) an Embargoed Person (as hereinafter defined). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

C. The representations of Seller set forth in Section 16 of this Agreement, the statements of Seller in any Seller Estoppel and the Seller’s indemnity obligations to Purchaser under this Agreement and any document delivered by Seller at Closing which contains an indemnity (collectively, the “Surviving Seller Representation(s)”) shall survive the Closing under this Agreement for a period of one-hundred eighty (180) days after the Closing Date (the “Survival Period”); provided, however, that the representations of Seller set forth in this Agreement with respect to Leases shall not survive the Closing to the extent a Tenant Estoppel covering substantially the same matter is delivered. Each Surviving Seller Representation shall automatically be null and void and of no further force and effect after the Survival Period unless, prior to the end of the Survival Period, Purchaser shall have asserted in writing a specific claim with respect to the particular Surviving Seller Representation and commenced a legal proceeding within sixty (60) days thereafter against Seller alleging that Seller is in breach of such Surviving Seller Representation and that Purchaser has suffered actual damages as a result thereof (a “Proceeding”); provided, however, and in every case Purchaser’s recovery for any claims referenced above shall be net of insurance proceeds and any indemnity contribution or similar payment recoverable by Purchaser from any insurance company, tenant or third party. In no event shall Purchaser be entitled to assert any incidental, indirect, special, exemplary, consequential or punitive damages, nor shall it be entitled to any lost profits, unrealized expectations, similar claims or to any award or payment based on such damages. If Purchaser timely commences a Proceeding, and a court of competent jurisdiction, pursuant to a final, non-appealable order in connection with such Proceeding, determines that (1) the applicable Surviving Seller Representation was breached as of the date of this Agreement or the Closing Date and (2) Purchaser suffered actual damages (the “Damages”) by reason of such breach and (3) Purchaser did not have knowledge of such breach prior to the Closing and is not deemed to have knowledge as described in clause (D) below and (4) the breach was “material” (as defined in Section 16(D)(ii)), then Purchaser shall be entitled to receive an amount equal to the Damages, but in no event in an amount greater than the Ceiling (as hereinafter defined); provided, however, Purchaser shall not be entitled to pursue any claims against Seller for damage to Purchaser to the extent the aggregate of such claims is less than the Floor (as hereinafter defined). If Purchaser has a single claim against Seller that is more than the Floor or multiple claims that, in the aggregate, is more than the Floor (so long as one of the multiple claims exceed an amount equal to $50,000.00), then Purchaser shall be entitled to pursue the actual loss suffered by Purchaser in connection with such claim against Seller, but in no event shall Seller’s liability for any and all claims exceed the Ceiling. For purposes of this Section 16(C), Purchaser shall be deemed to have actual knowledge if Purchaser and/or its affiliates and their respective officers, employees, agents, representatives or consultants had knowledge of the fact in issue prior to Closing. As used herein, “Floor” shall mean with respect to any claim or claims against Seller for breach of any Surviving Seller Representation, One Hundred Thousand Dollars ($100,000.00), and “Ceiling” shall mean Seven Hundred Fifty Thousand Dollars ($750,000.00). During the Survival Period, Seller agrees to maintain a net worth in an amount equal to the Ceiling, which Purchaser acknowledges and agrees may be satisfied by Seller maintaining cash and/or securities (which shall be reasonably evidenced by Seller to Purchaser).

D. (i) Until Closing, Seller shall update any representation or warranty in this Agreement to correct any material mistake and/or to reflect any material matter which arises subsequent to the date of this Agreement. If Purchaser has knowledge of any matter which would constitute a material breach of Seller’s representations and warranties, Purchaser shall notify Seller of such material breach within the earlier of five (5) business days of learning of same and the Closing Date, failing which Purchaser shall be deemed to waive any such material breach of Seller’s representations and warranties. Seller shall have the right to contest Purchaser’s determination as to a material breach of Seller’s representations and warranties, and shall have the right to attempt to cure such breach without being obligated to complete such cure. In addition, Seller shall have until the date that is the later of the originally scheduled Closing Date or sixty (60) days from the date of Purchaser’s notice to cure any such material breach of Seller’s representations and warranties and, at Seller’s sole option, the Closing Date shall be extended to such sixtieth (60th) day (or any earlier business day) after Purchaser’s notice to permit such cure by Seller. If the Seller fails to cure any such material breach of Seller’s representations and warranties, then Purchaser, as its sole and exclusive remedy, shall have the right to terminate this Agreement by written notice to Seller, in which case Escrow Agent shall return the Deposit (together with all interest thereon, if any) to Purchaser and neither party to this Agreement shall thereafter have any further right or obligation hereunder, other than the Surviving Obligations. For the purposes of Section 16, “material” shall mean any state of facts, taken alone or together with all other material untruths or inaccuracies and all such covenants with which Seller has not materially complied, the restoration of which to the condition represented or warranted by Seller under this Agreement, or the cost of compliance with which, would cost in excess of One Hundred Thousand Dollars ($100,000.00).

(ii) The representations and warranties of Seller set forth in this Agreement are subject to the following limitations: (i) subject to the express provisions of Section 24, Seller does not represent or warrant that any particular Lease or contract will be in force or effect as of the Closing or that the tenants or contractors thereunder, as applicable, will not be in default thereunder, (ii) to the extent that Seller has delivered or made available to Purchaser (or to any Diligence Party (as hereinafter defined)) any Leases, contracts or other information with respect to the Premises at any time prior to the execution of this Agreement, and such Leases, contracts or other information contain provisions inconsistent with any of such representations and warranties, then such representations and warranties shall be deemed modified to conform to such provisions and Purchaser shall be deemed to have knowledge thereof and, (iii) in the event that, prior to the Closing, Purchaser or any Diligence Party shall obtain knowledge of any information that is contradictory to, and would constitute the basis of a breach of, any representation or warranty or failure to satisfy any condition on the part of Seller, then promptly thereafter (and, in all events, prior to Closing), Purchaser shall deliver to Seller notice of such information as provided in Section D(i) specifying the representation, warranty or condition to which such information relates, and Purchaser further acknowledges that such representation, warranty or condition will not be deemed breached in the event Purchaser shall have, prior to Closing, obtained knowledge of any information that is contradictory to such representation or warranty and shall have failed to disclose to Seller as required hereby and Purchaser shall not be entitled to bring any action after the Closing Date based on such representation, warranty or condition. Without limiting the generality of the foregoing, Purchaser shall be deemed to know that any representation or warranty contained herein is untrue, inaccurate or breached to the extent that (1) Purchaser or any Diligence Party has knowledge of any fact or information which is inconsistent with such representation or warranty or (2) it is contained in the Diligence Reports or (3) this Agreement or any Lease, contract or other information with respect to the Premises delivered or made available to Purchaser or any Diligence Party contain provisions inconsistent with any such representations and warranties. “Diligence Party” shall mean any of the following: (i) Purchaser and (ii) any direct or indirect officers, directors, employees, agents, consultants, affiliates, attorneys and representatives of Purchaser who were involved in the negotiation of this Agreement, reviewed any Lease, contracts or other information relating to the Premises, were involved in the performance of the due diligence conducted in order to prepare the same, or who otherwise approved the transactions contemplated hereunder. “Diligence Reports” mean the results of any examinations, inspections, investigations, test, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Premises.

E. Any and all uses of the phrase, “to Seller’s Actual Knowledge” or other references to Seller’s knowledge in this Agreement (or in any Seller estoppel certificate or other document delivered by Seller pursuant to the terms of this Agreement), shall mean the actual, present, conscious knowledge of Jonathon Yormak (collectively, the “Seller Knowledge Individuals”) as to a fact at the time given without any investigation or inquiry. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession or control of Seller, or make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals. Such individuals shall have no personal liability under this Agreement or otherwise with respect to the Real Property.

17.	Broker.

A. Seller represents to Purchaser that it has not dealt with any broker, finder or like agent in connection with this transaction other than Studley Inc. (“Broker”). Seller shall pay the amounts due Broker at Closing as set forth in a separate agreement by and between Seller and Broker. Seller hereby indemnifies and holds Purchaser harmless from and against any and all claims for any commission, fee or other compensation by any person or entity, including Broker, who shall claim to have dealt with Seller in connection with this transaction and for any and all costs incurred by Purchaser in connection with any such claims including, without limitation, reasonable attorneys’ fees and disbursements.

B. Purchaser represents to Seller that it has not dealt with any broker, finder or like agent in connection with this transaction other than Broker. Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims for any commission, fee or other compensation by any person or entity, who shall claim to have dealt with Purchaser in connection with this transaction and for any and all costs incurred by Seller in connection with any such claims including, without limitation, reasonable attorneys’ fees and disbursements.

C. The provisions of this Article 17 shall survive the Closing or any early termination of this Agreement.

18.	Condemnation and Destruction.

A. If, prior to the Closing Date, all or any “Significant Portion” (as hereinafter defined) of the Premises is taken, or rendered unusable for its current purpose or reasonably inaccessible by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall notify Purchaser of such fact and Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than five (5) days after receipt of Seller’s notice. For purposes of this Section 18(A) and Section 18(B) hereof, a “Significant Portion” shall mean that the reasonable estimated cost to repair or restore such damage, or the amount of the condemnation award with respect to such taking shall exceed Two Million and xx/100 Dollars ($2,000,000), or if the ingress or egress to the Premises is materially and permanently adversely affected or disturbed or more than five percent (5%) of the Improvements are taken, or if the Lease for Cache, Inc. or UAW is terminated as a result of such damage or taking (unless such tenants shall waive their rights to terminate their respective Leases). If this Agreement is terminated as aforesaid, neither party shall have any further right or obligation hereunder except that Escrow Agent shall refund to Purchaser the Deposit (together with interest thereon, if any). If Purchaser does not elect to terminate this Agreement (provided that Purchaser’s failure to elect to terminate shall be deemed an election to close pursuant to the terms of this Agreement) or if the portion of the Premises which is taken or rendered unusable or reasonably inaccessible by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated) is not a Significant Portion of the Premises, Purchaser shall accept so much of the Premises as remains after such taking with no abatement of the Purchase Price, and at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all awards for such taking by eminent domain.

B. If, prior to the Closing Date, a Significant Portion of the Building is destroyed by fire or other casualty, or Cache, Inc. or UAW has the right to and terminates their respective Leases as a result of such fire or other casualty (unless such termination right shall be waived by such tenant). Seller shall notify Purchaser in writing of such fact and Purchaser shall have the option to terminate this Agreement upon ten (10) days’ notice to Seller given not later than ten (10) days after receipt of Seller’s notice, which notice from Seller shall include an estimate from the adjuster for Seller’s insurance carrier as to the cost to restore the Premises, provided, however, that within such ten (10) day period Seller may, at its option, notify Purchaser that it intends to repair such damage at its sole cost and expense, and Seller may, upon such notice, postpone the Closing for a period of time reasonably necessary, but not to exceed One Hundred twenty (120) days in the aggregate, to make such repairs. If Purchaser shall elect to terminate this Agreement as aforesaid (provided that Purchaser’s failure to elect to terminate shall be deemed an election to close pursuant to the terms of this Agreement), and Seller shall not notify Purchaser within such ten (10) day period of its intention to make such repairs, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder except that Escrow Agent shall refund to Purchaser the Deposit (together with all interest thereon, if any). If Purchaser does not elect to terminate this Agreement as provided above, or if the portion of the Premises so damaged or destroyed is not a Significant Portion of the Premises, (i) Purchaser shall accept the Premises in its then “as is” condition with no abatement of the Purchase Price, (ii) Purchaser shall have the right to participate in any settlement negotiations with Seller’s insurance carriers and adjusters, (iii) at Closing Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all casualty and business interruption and rental value insurance proceeds payable in connection with such casualty (except that the proceeds of any business interruption or rental value insurance payable to Seller shall be apportioned as of the Closing Date) and (iv) Purchaser shall receive a credit against the Purchase Price at the Closing in the amount of any deductible payable by Seller in connection with casualty coverage. This Article is an express agreement to the contrary of Section 5-1311 of the New York General Obligation Law.

C. The provisions of this Paragraph 18 shall survive the Closing to the extent that any portion of insurance proceeds or condemnation awards is not fully paid or disbursed prior to Closing.

19.	Escrow.

A. The Deposit shall be held in escrow by Escrow Agent, upon the following terms and conditions:

(i) Escrow Agent shall deposit the Deposit in an interest-bearing account or invest the Deposit in a money market or monetary fund;

(ii) Escrow Agent shall deliver to Seller the Deposit (together with all interest thereon, if any) at and upon the Closing; and

(iii) If this Agreement is terminated in accordance with the terms hereof, or if the Closing does not take place under this Agreement by reason of the failure of either party to comply with such party’s obligations hereunder, Escrow Agent shall pay the Deposit (together with all interest thereon, if any) to Seller and/or Purchaser, as the case may be, in accordance with the provisions of this Agreement.

B. It is agreed that:

(i) The duties of Escrow Agent are only as herein specifically provided, and, except for the provisions of Section 19(C) hereof, are purely ministerial in nature, and Escrow Agent shall incur no liability whatever except for its own willful misconduct or gross negligence;

(ii) Escrow Agent shall not be liable or responsible for the collection of the proceeds of any checks used to pay the Deposit;

(iii) In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other parties hereto or their successors;

(iv) Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

(v) Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Escrow Agent, Seller and Purchaser;

(vi) Except as otherwise provided in Section 19(C) hereof, Seller and Purchaser shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including attorneys’ fees and disbursements, incurred without willful misconduct or gross negligence on the part of Escrow Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Agreement;

(vii) Each of Seller and Purchaser hereby releases Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder; and

(viii) Escrow Agent may resign upon ten (10) days written notice to Seller and Purchaser. If a successor Escrow Agent is not appointed by Seller and Purchaser within such ten (10) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

C. Escrow Agent is acting as a stakeholder only with respect to the Deposit. Escrow Agent, except in the event of the Closing, shall not deliver the Deposit except on seven (7) days’ prior written notice to the parties and only if neither party shall object within such seven (7) day period. If there is any dispute as to whether Escrow Agent is obligated to deliver all or any portion of the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent may hold the same until receipt by Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Deposit (together with all interest thereon, if any), or in the absence of such authorization Escrow Agent may hold the Deposit (together with all interest thereon, if any), until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given or proceedings for such determination are not begun within thirty (30) days after the date Escrow Agent shall have received written notice of such dispute, and thereafter diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit (together with all interest thereon, if any), in court pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Deposit, or if the Deposit is split between the parties hereto, such costs of Escrow Agent shall be split, pro rata, between Seller and Purchaser, in inverse proportion to the amount of the Deposit received by each. Upon making delivery of the Deposit (together with interest thereon, if any), in the manner provided in this Agreement, Escrow Agent shall have no further obligation or liability hereunder.

D. Escrow Agent has executed this Agreement solely to confirm that Escrow Agent has received the Deposit (if the Deposit is made by check, subject to collection) and will hold the Deposit, in escrow, pursuant to the provisions of this Agreement.

20.	Covenants.

A. Seller agrees that, prior to the Closing, it shall:

(i) Not enter into any new lease of space or other occupancy arrangement or any New Contract, or materially amend or modify the same or approve any assignment or sublease (to the extent Seller’s approval is required under a Lease), in each case, other than as contemplated in any such lease without the consent of Purchaser, which consent Purchaser may withhold in its sole discretion, except that Purchaser shall not unreasonably withhold, condition or delay its consent to (a) amendments and modifications of Leases which do not amend or modify the economic terms of Leases or otherwise have a material and adverse effect on the enforceability of the Lease or (b) a request for an assignment or sublease by a Tenant, provided such assignee or sublessee is creditworthy and otherwise satisfies Purchaser’s then current underwriting guidelines for other buildings substantially similar to the Premises, unless otherwise set forth in the applicable Lease, or (c) New Contracts which expire or are cancelable prior to the Closing Date or are cancelable at any time without cause and without penalty on not more than thirty (30) days’ notice, or (d) renewals, extensions, expansions or consents under Leases which, under the terms of the applicable Lease, (1) do not require the consent of the lessor thereunder or (2) to which the consent or approval of the lessor shall not be unreasonably withheld and as to which Seller has no reasonable basis for objecting. If Purchaser fails to respond to a request from Seller for consent to any action for which Purchaser’s consent is required under this Section 20(A)(i) within three (3) business days after Purchaser’s receipt of Seller’s written request, Seller shall send a second (2nd) notice within two (2) additional business days. Purchaser’s consent to such action shall be deemed granted;

(ii) Subject to subsection (v) of this Section 20(A), keep and perform in all material respects all of the obligations to be performed by it under the Leases (“Landlord’s Lease Obligations”; provided that anything in this Agreement to the contrary notwithstanding, nothing contained in this Agreement shall prohibit Seller bringing any proceeding by reason of a default under a Lease or applying a Security Deposit under a Lease (but only after the Tenant shall have vacated its demised premises): (a) in accordance with the terms of a Lease or (b) by reason of default of a Tenant under its Lease. Notwithstanding anything to the contrary contained herein, Seller shall have no right to terminate any Lease without the prior written consent of Purchaser, which may be granted or withheld in Purchaser’s sole discretion; Notwithstanding anything to the contrary contained herein, this Section 20(ii) shall not apply in the event of Purchaser’s default hereunder.

(iii) Not create, incur or suffer to exist any mortgage, deed of trust, lien, pledge or other encumbrance in any way affecting any portion of the Premises other than a Permitted Encumbrance or the liens encumbering the Premises on the date of this Agreement;

(iv) Maintain the current insurance coverages on the Premises substantially as reflected on the certificates attached as Exhibit “20(A)(iv)” ;

(v) Seller may replace the current Union Employee with another Union Employee so long as the wages and benefits for any replacement Union Employee are not different in any material respect from the wages and benefits for the replaced Union Employee and Seller shall pay any severance or transfer fee in connection therewith; and

(vi) Operate the Premises substantially in accordance with past practice; provided, however, that notwithstanding the foregoing, except for Landlord’s Lease Obligations, Seller may, but shall not be obligated to, make any capital or other repairs, replacements or improvements to the Improvements. To the extent Seller elects to, or is required to, make any repairs, replacements or improvements to the Improvements (other than Landlord’s Lease Obligations) and the Purchaser approves same (which approval may be withheld or granted in its sole discretion), Purchaser shall, on or before the Closing, reimburse Seller for all sums actually expended by Seller between the date of this Agreement and the Closing Date on account of such repairs, replacements or improvements made to the Improvements.

(vii) Cooperate with Purchaser, at Purchaser’s cost and expense, both prior to and after the Closing, in connection with any and all reasonable information requests made by or on behalf of Purchaser, which are required to complete a so-called “Section 314 audit”, including, but not limited to providing the following (to the extent applicable and in seller’s possession or control or which Seller can obtain without undue burden on Seller: (a) monthly historical income statements for the Premises for 2011; (b) monthly historical income statements for the Premises for 2012, year to date; (c) five (5) years of annual historical occupancy and rent for the Premises; (d) back-up and supporting documents relating to the items set forth herein (such as bills, checks, etc.); and (e) the most current financial statement for each of the Tenants to the extent such current financial statements are in the possession of Seller or its managing agent. In addition, Seller shall reasonably cooperate with Purchaser, at Purchaser’s cost and expense, both prior to and after the Closing, in connection with any and all reasonable information requests made by or on behalf of Purchaser, provided that such information is in Seller’s possession or control or which Seller can obtain without undue burden on Seller, relating to the Premises, including the books and records of the Premises. For the avoidance of doubt, (I) Purchaser acknowledges that Seller acquired the Premises on June 28, 2011 and to the extent such information or documentation referred to above does not exist or is not in Seller’s possession or control, Seller shall not be required to recreate or obtain such documentation or information for Purchaser, and (II) Seller acknowledges and agrees that any and all requests for information or documentation requested from the Purchaser or its affiliates by the Securities and Exchange Commission (“SEC”) shall be deemed “reasonable” for purposes of this Section 20(A)(vii). The provisions of this Section 20(A)(vii) shall survive until the third (3rd) year anniversary of the Closing to the extent requests are made of Purchaser by the SEC.

B. As used in this Agreement, “Leasing Costs” shall mean brokerage commissions in connection with any lease (including commissions and overrides payable to affiliates of Seller of one-full commission, computed at Seller’s affiliates standard rates, if Seller’s affiliate is the sole broker, and one-half of such a full commission if Seller’s affiliate is a co-broker (collectively, “Affiliate Leasing Costs”)), out-of-pocket legal fees and expenses incurred in connection with any lease and all costs and expenses required under a lease to be paid by the landlord thereunder, to or for the benefit of the tenant thereunder, including, but not limited to, the costs and expenses, or reimbursements, to prepare the space thereunder for the initial occupancy of the tenant. Seller shall be responsible for all Leasing Costs payable in connection with (x) the initial term of the Leases entered into prior to the date hereof (including, without limitation, the Must Take Premises set forth in the Cache, Inc. and Seller shall pay Seller’s Leasing Costs at or prior to Closing. At the Closing, the Seller shall provide documentation to the Purchaser to substantiate the payment of Leasing Costs. Except as provided below, as to any of Seller’s Leasing Costs which are credited against the Purchase Price, the Seller hereby agrees to indemnify and hold the Purchaser harmless from and against any and all liability, court costs, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses) in connection with any unpaid Seller’s Leasing Costs. Purchaser shall pay all Leasing Costs payable in connection with: (i) the Leases entered into on or after the date hereof, including, but not limited to, those Leases approved in writing by Purchaser (or deemed approved by Purchaser under this Agreement) and leases which are pending as of the Closing (and executed by Purchaser after the Closing), (ii) all renewals, amendments, modifications, terminations, extensions and expansions entered into after the date hereof with the written approval of Purchaser (or deemed approval of Purchaser under this Agreement) or, without Purchaser’s approval, if the lessor’s consent to such action is not required or is not to be unreasonably withheld under the terms of the applicable Lease (collectively “New Leases”) and the applicable Leasing Costs are payable in accordance with the express terms of such existing Lease as to any renewals, exercised by a Tenant for a renewal period commencing after the date hereof and (iii) all renewals, amendments, modifications, extensions and expansions which have an effective date on or after the date hereof. If on or prior to the Closing Date, Seller shall have paid any Leasing Costs for which Purchaser is responsible pursuant to this subsection, Purchaser shall reimburse Seller therefor at the Closing provided that Seller shall supply invoices, statements or commission agreements for all such Leasing Costs. Prior to the Closing, Seller and Purchaser shall review all pending Leases and related commission agreements and determine the amount of all Leasing Costs which are payable after the Closing for which Seller is responsible pursuant to this Section 20(B) and the aggregate amount thereof shall be credited against the Purchase Price at the Closing. If Seller gives Purchaser a credit against the Purchase Price pursuant to the immediately preceding sentence, then Seller shall be relieved of all liability for Leasing Costs, and Purchaser shall pay such amounts as they become due, subject to the provisions of Section 7(G). Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses), in connection with Leasing Costs for New Leases and with respect to the non-payment of any Leasing Costs for which Purchaser has received a credit at the Closing. Purchaser shall not be responsible for any Affiliate Leasing Costs payable after Closing. The provisions of this Section 20(B) shall survive the Closing.

21.	Transfer Taxes.

A. Seller and Purchaser shall join on the Closing Date in completing, executing, delivering and verifying the returns, affidavits and other documents required in connection with the taxes imposed under Article 31 of the Tax Law of the State of New York and Title II of Chapter 46 of the Administrative Code of the City of New York and any other tax payable by reason of delivery and/or recording of the documents to be delivered at the Closing (collectively, “Conveyance Taxes”). The Conveyance Taxes shall be paid by Seller.

B. Seller, shall deliver to the Title Insurer at the Closing certified check(s), payable to the order of the appropriate tax collecting agency or official, in the amount of all Conveyance Taxes. Instead of paying any of such Conveyance Taxes directly, Seller may elect to offset the amount thereof against the Purchase Price, in which event Purchaser shall pay same for the account of Seller.

C. The provisions of this Article 21 shall survive the Closing.

22.	Non-Liability.

Except for the obligations of Seller to retain the Ceiling as set forth in Section 16(C), Purchaser agrees that it shall look solely to the Premises, and not to any other assets of Seller, or to the members, managers, directors, officers, employees, shareholders, partners or agents of Seller or any other person, partnership, corporation or trust, as principal of Seller or otherwise, and whether disclosed or undisclosed for the performance of any of the covenants or other Agreements contained hereto, to enforce its rights hereunder or in connection with this Agreement or the transactions contemplated hereby, and that none of the members, managers, directors, officers, employees, shareholders, partners or agents of Seller or any other person, partnership, corporation or trust, as principal of Seller or otherwise, and whether disclosed or undisclosed, shall have any personal obligation or liability hereunder, and Purchaser shall not sue nor otherwise seek to assert any claim or enforce any of its rights hereunder against such party. Without limiting the generality of the foregoing provisions of this Section 22, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against such parties, and hereby unconditionally and irrevocably releases and discharges such parties from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against such party, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Article 22 shall survive the Closing.

23.	Seller’s Inability to Perform; Seller’s Default.

If Seller shall be unable to perform its obligation to convey the Premises to Purchaser in accordance with the terms of this Agreement (other than by reason of Seller’s Willful Default (as hereinafter defined)), then Purchaser, at its sole option and as its sole and exclusive remedy, may terminate this Agreement, in which event Escrow Agent shall refund to Purchaser the Deposit (and all interest earned thereon, if any), and neither party shall thereafter have any further right or obligation hereunder. “Seller’s Willful Default” shall mean Seller’s willful refusal to perform its obligation to convey the Premises to Purchaser in accordance with terms of this Agreement, provided: (1) the reasons for such refusal do not include conditions beyond Seller’s control or the unmarketability of title (subject to Seller’s compliance with its express obligations under Section 10); and (2) Purchaser has satisfied, or is able to satisfy by the Closing Date all conditions required to be satisfied by it under this Agreement, is not otherwise in default under this Agreement and is ready, willing and able to perform all of its obligations under this Agreement and to deliver the Purchase Price due Seller under this Agreement. In the event of Seller’s Willful Default, then Purchaser, at its sole option and as its sole and exclusive remedy may either (a) terminate this Agreement, in which event Escrow Agent shall refund to Purchaser the Deposit (and all interest thereon, if any) and Seller shall pay to Purchaser an amount up to One Hundred $100,000.00 for Purchasers actual, out-of-pocket, third party costs, and neither party shall thereafter have any further right or obligation hereunder, other than the Surviving Obligations or (b) within forty-five (45) days after any rights of Purchaser arise due to a Seller’s Willful Default, bring an action in equity against Seller for specific performance. In no event may Purchaser bring an action against Seller for damages or seek any remedy (whether or not in an action at law or in equity) against Seller that could require Seller to pay any monies to Purchaser whether characterized as damages or otherwise (except for an action to compel Escrow Agent to return the Deposit to Purchaser if Purchaser is, in fact, entitled to the return thereof in accordance with this Agreement). The untruth or inaccuracy of any representation or warranty of Seller or Seller’s noncompliance with any of its covenants shall not be deemed Seller’s Willful Default, provided Seller has complied with its obligations under Section 16D(i) with respect thereto.

24.	Condition of Premises.

A. Except as otherwise expressly provided herein, Purchaser shall accept the Premises at the Closing in its “as is” condition as of the date hereof, reasonable wear and tear excepted, and subject to the provisions of Article 18 hereof in the event of a casualty or condemnation. Except as otherwise expressly provided herein, Seller shall not be liable for any latent or patent defects in the Premises or bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set-ups or other information pertaining to the Premises made, furnished or claimed to have been made or furnished, whether orally or in writing, by Seller or any other person or entity, or any partner, employee, agent, attorney or other person representing or purporting to represent Seller. Purchaser acknowledges that neither Seller nor any of the employees, agents or attorneys of Seller have made and do not make any oral or written representations or warranties whatsoever to Purchaser, whether express or implied, except as expressly set forth in this Agreement, and, in particular, that, OTHER THAN AS SET FORTH HEREIN, no such representations and warranties have been made with respect to THE STATUS AND EXTENT OF ANY RIGHTS OF WAY, LEASE, RIGHT OF RETENTION, POSSESSION, LIEN ENCUMBRANCE, LICENSE, RESERVATION, COVENANT, CONDITION, RESTRICTION OR ANY OTHER MATTER AFFECTING TITLE, the physical, environmental condition or operation of the Premises (including, but not limited to, (i) STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES AND THE ELECTRICAL, HVAC, PLUMBING, SEWAGE AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES; (II) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF SOILS, GROUND WATER AND GEOLOGY, the presence, introduction, HANDLING, GENERATING, STORING, DISPOSING OF HAZARDOUS MATERIALS or effect of Hazardous Materials at or affecting the Premises, the actual or projected revenue and expenses of the Premises, the zoning and other laws, regulations and rules or Relevant Environmental Laws applicable to the Premises or the compliance of the Premises therewith, the current or future real estate tax liability, assessment or valuation of the Premises, the availability of any financing for the ACQUISITION, alteration, rehabilitation or operation of the Premises from any source, including, without limitation, any state, city or Federal government or LENDER OR any institutional lender, the current or future use of the Premises, including, without limitation, the Premises use for residential (including hotel, cooperative or condominium use) or commercial purposes, the present and future condition and operating state of any and all machinery or equipment on the Premises and the present or future structural and physical condition of any building or its suitability for rehabilitation or renovation, the zoning or legal status of the premises, the ownership or state of title of any Personal Property on the Premises, quantity, quality or condition of the Personal Property or Fixtures or of the labor and material furnished at or to the premises, the use or occupancy of the Premises or any part thereof, or any other matter or thing affecting or relating to the Premises or the transactions contemplated hereby, except as specifically set forth in this Agreement. Purchaser has not relied and is not relying upon any representations or warranties, or upon any statements made in any informational materials with respect to the Premises provided by Seller or any other person or entity, or any shareholder, employee, agent, attorney or other person representing or purporting to represent Seller, other than the representations and warranties expressly set forth in this Agreement. The parties hereto agree that the Personal Property included in this sale, which is or may be attached to or used in connection with the Premises, has no significant separate value except in conjunction with the Real Property. No part of the Purchase Price is attributable to the Personal Property. The provisions of this Article 24 shall survive the Closing.

B. To Seller’s Actual Knowledge, Seller has caused the Local Law 11 Work (the “Work”) to be finalized. Seller has requested that the New York City Department of Buildings (“DOB”) inspect the Work and signoff/approve that the Work has been completed (“DOB Approval”).

(i) If, prior to the Closing Date, the DOB’s inspection discloses that additional remedial work is required (the “Additional Remedial Work”), then in that event, Skyline Restoration (or some other third party contractor designated by Seller) shall submit a bona fide written contract to perform and complete the Additional Remedial Work. A sum in the amount of the contract price submitted by Skyline Restoration (or such other third party contractor designated by Seller) shall be a credit to Purchaser against the Purchase Price. At Closing, Seller shall have no further liability in connection with the Additional Remedial Work and/or obtaining DOB Approval.

(ii) In the event that DOB has not inspected the Work by the Closing Date (or has inspected but has not issued a signoff/approval), then Seller shall deposit $25,000.00 in escrow with Escrow Agent at Closing in accordance with an escrow agreement in form reasonably acceptable to and executed by Purchaser, Seller and Escrow Agent. The escrow agreement shall provide that if there is no Additional Remedial Work required after the inspection, the Escrow Agent shall immediately return the escrow amount to Seller. If Additional Remedial Work is required and the contract sum referred to in Section 24(B)(i) above is less than $25,000.00, the difference shall be immediately disbursed by Escrow Agent to Seller and the remaining amount shall be released to Purchaser. If the contract sum is greater than $25,000.00, Seller shall immediately pay to Purchaser the difference and Escrow Agent shall immediately release the $25,000.00 to Purchaser. Upon such payment by Seller and/or release of escrow by Escrow Agent, Seller shall have no further liability in connection with the Additional Remedial Work and/or to obtain DOB Approval. This provision shall survive the Closing until the required amounts hereunder have been paid and/or released.

25.	Environmental Matters.

Without limiting the generality of Article 24, Purchaser acknowledges that it has had an opportunity to conduct its own investigation of the Premises with regard to Hazardous Materials and compliance of the Premises with Relevant Environmental Laws. Purchaser is aware (or has had sufficient opportunity to become aware) of the environmental, biological and pathogenic conditions of, affecting or related to the Premises and Purchaser agrees to take the Premises subject to such conditions. Purchaser agrees to assume all costs and liabilities arising out of or in any way connected to the Premises, including, but not limited to those arising out of Hazardous Materials and Relevant Environmental Laws. Purchaser hereby releases Seller, its principals and affiliates, and their respective officers, directors, members, managers, partners, agents, employees, successors and assigns, from and against any and all claims, counterclaims and causes of action which Purchaser may now or in the future have against any of the foregoing parties arising out of the existence of Hazardous Materials affecting the Premises. The provisions of this Article 25 shall survive the Closing.

26.	Tax Reduction Proceedings.

A. If any tax reduction proceedings in respect of the Real Property relating to any fiscal year ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Real Property relating to the fiscal year in which the Closing occurs are pending at the time of the Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same, provided, however, that Seller shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.

B. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to the period prior to the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to the period from and after the Closing shall belong to and be the property of Purchaser; provided, however, that if any such refund creates an obligation to reimburse any Tenants for any Overage Rent paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such Tenant) shall, at Seller’s election, either (i) be paid to Purchaser and Purchaser shall disburse the same to such Tenants or (ii) be paid by Seller directly to the Tenants entitled thereto. All reasonable attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively (without regard to any amounts reimbursable to Tenants).

C. The provisions of this Article 26 shall survive the Closing.

27.	Union Agreement; Other Employment Matters.

A. Purchaser acknowledges that the Premises are covered by the Union Agreement. Purchaser or Purchaser’s designee shall on the Closing Date (i) adopt the Union Agreement and assume the obligations of an employer under the Union Agreement and (ii) offer employment to and hire one (1) Employee pursuant to the Assumption of Union Agreement subject to Section 27(B) below.

B. Commencing on the date of this Agreement and until the Closing Date, Purchaser shall have the right to negotiate a new union agreement (“NUA”) and, upon Closing, shall have the NUA executed and delivered at Closing, provided and on condition that the Union Agreement is terminated. Seller, at Purchaser’s sole cost and expense, shall reasonably cooperate with Purchaser with regard to the NUA. Purchaser, in connection with the NUA, shall use commercially reasonable efforts to cause the Union to release Seller from its obligations under the Union Agreement but delivery of the release is not a precondition for Purchaser to enter into the NUA. Notwithstanding the foregoing, the execution and delivery of the NUA shall not be a condition to Closing and if the NUA is not executed and delivered at Closing (containing the express termination of the Union Agreement), Purchaser, or an entity designated by Purchaser, shall execute and deliver at Closing the Assignment and Assumption of Obligations to Employees under Collective Bargaining Agreements in the form on Exhibit 8(A)(xiv) attached hereto. The provisions of this Article 27 shall survive the Closing.

C. ERISA.

(i) Seller has obligations to contribute to the Multiemployer Plan(s) and/or funds listed or referenced in agreements set forth on Exhibit 1(F) (“Seller Multiemployer Plans”). The Seller Multiemployer Plans listed on Exhibit 1(F) that are subject to Section 4201 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) are herein called the “Multiemployer Pension Plans”.

(ii) With respect to each such Multiemployer Pension Plan (a) Purchaser shall have an obligation to contribute to such Multiemployer Pension Plan for substantially the same number of contribution base units for which Seller had an obligation to contribute prior to Closing, (b) unless a waiver is in effect pursuant to Section 4204(c) of ERISA, Purchaser shall provide to such Multiemployer Pension Plan, for a period equal to five plan years of such Multiemployer Pension Plan, commencing with the first plan year beginning after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or an amount held in escrow by a bank or a similar financial institution or such other equivalent form of security permitted for this purpose in an amount equal to 100% (or 200% in the case that the Multiemployer Pension Plan is in reorganization in the plan year during which the Closing Date occurs) of the greater of (1) the average annual contribution required to have been made by Seller with respect to the operations under the Multiemployer Pension Plan for the three plan years preceding the plan year in which the Closing Date occurs or (2) the annual contribution that Seller was required to have made with respect to the operations under the Multiemployer Pension Plan for the last plan year of the Multiemployer Pension Plan preceding the plan year in which the Closing Date occurs, which bond, escrow or security shall be paid to the Multiemployer Pension Plan if the Purchaser withdraws from the Multiemployer Pension Plan, or fails to make a contribution to the Multiemployer Pension Plan when due, at any time during the first five plan years of the Multiemployer Pension Plan beginning after the Closing Date, (iii) Purchaser shall notify the Multiemployer Plan of the transactions contemplated herein and will use its reasonable efforts to satisfy such Multiemployer Pension Plan that such transactions comply with the terms of Section 4204 of ERISA, and use its reasonable efforts to obtain a variance from the requirements of Sections 4204(a)(1)(B) and 4204(a)(1)(C) of ERISA from the Multiemployer Pension Plan, and (iv) to the extent required by such Multiemployer Pension Plan and Section 4204 of ERISA, Seller agrees that, if Purchaser completely or partially withdraws (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from such Multiemployer Pension Plan during the five plan years following the Closing Date and does not pay any part of any Withdrawal Liability by reason of such withdrawal, Seller shall be secondarily liable to the Multiemployer Pension Plan for the Withdrawal Liability that it would have incurred but for the provisions of this subsection and Section 4204 of ERISA; provided, however, that the preceding clause of this sentence will be void and of no effect, if the parties obtain a variance from the requirements of Section 4204(a)(1)(C) of ERISA. Purchaser shall reimburse Seller for any such payment described in Subsection (iv) of this Section 2 within three (3) business days of written request by Seller. If a waiver is not in effect pursuant to Section 4204(c) of ERISA, Purchaser shall deliver to the Multiemployer Pension Plan by the first day of the plan year following the Closing Date, with copies to Seller, either the bond or evidence of the establishment of an escrow described in Subsection (ii) of this Section 2, above. In addition, if Seller is required to provide a bond or an amount in escrow to the extent required by, and under the circumstances described in, Section 4204(a)(3) of ERISA, the Purchaser shall pay to Seller the cost of such bond or the amount of such escrow within ten (10) business days prior to the Seller obtaining such bond or within ten (10) business days prior to the Seller establishing such escrow. The Seller shall not be required to reimburse the Purchaser for any such costs or amounts. Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising from or relating to a breach of its obligations under this Section 2 or any complete or partial withdrawal liability arising as a result of this transaction or any act or omission of Purchaser or any affiliate thereof.

(iii) The Purchaser agrees to indemnify and hold harmless Seller from any fees or charges by a Multiemployer Pension Plan for the Multiemployer Plan to issue an estimate of Seller’s potential withdrawal liability pursuant to Section 101(l) of ERISA if such an estimate is sought at the request of Purchaser.

D. The obligations and undertaking of Purchaser under this Article 27 is a special inducement to Seller to enter into this Agreement without which Seller would not enter into this Agreement.

E. The provisions of this Article 27 shall survive the Closing.

28.	Notices.

All notices, demands or requests made pursuant to, under or by virtue of this Agreement (in each case, a “Notice”) must be in writing and sent to the party to which the Notice is being made by nationally recognized overnight courier or delivered by hand with receipt acknowledged in writing as follows:

To Seller:
c/o East End Capital Partners, LLC 600 Madison Avenue, 11th Floor New York, New York 10022 Attention: Jonathon Yormak
with a copy to:
GreenOak Real Estate Advisors 399 Park Avenue, 22nd Floor New York, New York 10022 Attention: Kevin Robinson
with a copy to:
Stephen G. Epstein, Esq. c/o Seyfarth Shaw LLP 620 Eighth Avenue New York, New York 10018
To Purchaser:
ARC NY25638001, LLC c/o American Realty Capital 405 Park Avenue, 12th Floor New York, New York 10022 Attention: Jesse Galloway, Esq.
with a copy to:
Donovan LLP 152 Madison Avenue, 14th Floor New York, New York 10016 Attention: Nicholas T. Donovan, Esq.
To Escrow Agent:	Chicago Title Insurance Company 1515 Market Street, Suite 1325, Philadelphia, Pennsylvania 19102-1930 Attention: Edwin G. Ditlow

All Notices (i) shall be deemed given upon the date of delivery if delivery is made before 4:00 PM (New York time) and, if delivered later, on the next business day after delivery of such Notice or the date of refusal to accept delivery of such Notice and (ii) may be given either by a party hereto or by such party’s attorney set forth above. The address for Notices to any party may be changed by such party by a written Notice by not less than five (5) days’ notice served in accordance with this Section. Notices or other communications (including agreements) signed by the attorneys for the respective parties shall be deemed binding upon the parties so long as the intention for such communications (including email agreements) between the attorneys to be binding is clearly set forth therein.

29.	Entire Agreement.

This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore had or made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties.

30.	Amendments.

This Agreement may not be changed, modified or terminated, nor may any provision hereunder be waived, except by an instrument executed by the parties hereto.

31.	No Waiver.

No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

32.	Successors and Assigns.

This Agreement shall inure to the benefit of, and shall bind the parties hereto and the heirs, executors, administrators, successors and permitted assigns of the respective parties.

33.	Partial Invalidity.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

34.	Section Headings; Incorporation of Exhibits.

The headings of the various articles and sections of this Agreement have been inserted only for convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement. Unless otherwise provided in this Agreement, any reference in this Agreement to an Exhibit is understood to be a reference to the Exhibits annexed to this Agreement. All Exhibits annexed to this Agreement shall be incorporated into this Agreement as if fully set forth herein.

35.	Governing Law.

This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York, without reference to conflicts of laws principles. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF RELATING TO THIS AGREEMENT. Any action brought hereunder shall be brought in a court of law located in the Borough of Manhattan, City, County and State of New York. The prevailing party in any such litigation shall be entitled to recovery of all of its fees and expenses (including legal fees) incurred in such action. The parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the Borough of Manhattan, City, County and State of New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Purchaser hereby irrevocably designates Donovan LLP, as its agent for service of process in connection with any matter relating to this Agreement. Seller hereby irrevocably designates Seyfarth Shaw LLP, as its agent for service of process in connection with any matter relating to this Agreement.

36.	Confidentiality.

A. Except as may be required by law or in connection with any court or administrative proceeding or required financial disclosures or other filings with the SEC or other governmental agencies by Purchaser, Purchaser’s affiliates and/or Purchaser’s Representatives, neither Purchaser nor Purchaser’s Representatives shall issue or cause the publication of any press release or other public announcement, or cause, permit or suffer any other disclosure which sets forth the terms of the transactions contemplated hereby (other than to Purchaser’s consultants, advisors, attorneys, accountants, lenders and potential lenders and investors or potential investors, who, in turn, shall be bound by this Article 36), without first obtaining the written consent of Seller which shall not be unreasonably withheld. Nothing contained herein shall preclude the parties from issuing customary press releases following the Closing.

B. Purchaser and Purchaser’s Representatives will treat the information disclosed by Seller or otherwise gained through Purchaser’s access to the Premises and Seller’s books and records as confidential giving it the same care as Purchaser’s own confidential information.

37.	No Recording or Notice of Pendency.

The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded. Supplementing the other liabilities and indemnities of Purchaser to Seller under this Agreement, and notwithstanding any other provision of this Agreement (including, without limitation, any provision purporting to create a sole and exclusive remedy for the benefit of Seller), Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, costs, damages, liens, claims, counterclaims, liabilities or expenses (including, but not limited to, attorneys’ fees, court costs and disbursements) incurred by Seller arising from or by reason of the recording of this Agreement, any memorandum hereof, or any notice of pendency (unless Purchaser prevails in a final unappealable order against Seller in the action underlying such notice of pendency) or any other instrument against the Premises. The provisions of this Article 37 shall survive the Closing or any early termination of this Agreement.

38.	Assignment.

Purchaser may not assign its rights or obligations under this Agreement or transfer any direct or indirect ownership or other interest in Purchaser without the prior written consent of Seller, and any such assignment made without Seller’s consent shall be void ab initio. Notwithstanding anything to the contrary contained in this Article 38, Purchaser shall have a right to assign Purchaser’s rights under this Contract, in whole, but not in part, to one (i) or more entities which is an affiliate or subsidiary of New York Recovery Operating Partnership, L.P. (the entity to which the rights are assignable may be a trust, limited liability company, limited liability partnership, limited partnership or a corporation) (including the right to assign the Agreement at Closing to multiple entities provided that all of the Units shall close simultaneously), provided that (i) Purchaser designates such assignee at least three (3) business days prior to the Closing Date; (ii) the Closing is not delayed as a result of such assignment, (iii) the assignee of this Contract assumes in writing, the obligations of Purchaser under this Contract, and (iv) the assignment is made without consideration.

39.	Counterparts.

This Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement.

40.	No Third Party Beneficiary.

The provisions of this Agreement are not intended to benefit any third parties.

41.	Intentionally deleted.

42.	Business Days.

In the event that any of the dates specified in this Agreement shall fall on a Saturday, a Sunday, or a Federal or New York holiday, then the date of such action shall be deemed to be extended to the next business day.

43.	Mortgage Loan Assignment. If Purchaser so requests in writing, Seller will reasonably cooperate with Purchaser and request from its mortgagee that the mortgage presently affecting the Premises which Seller is required to discharge in accordance with the provisions of this Contract be assigned to Purchaser’s lender, and all original notes, mortgages and prior assignments in connection therewith and in the possession of Seller’s mortgagee be delivered to Purchaser’s lender at or prior to the Closing. This cooperation will be at no cost or expense to Seller, and Purchaser shall pay all costs and expenses associated therewith to Seller’s mortgagee; in addition to which Purchaser shall pay to Seller an amount equal to fifty (50%) percent of the mortgage recording tax savings achieved by the assignment of the mortgage at Closing, net of the costs payable by Purchaser to Seller’s lender and Seller’s lender’s attorney in connection therewith. The assignment of mortgage by the mortgagee shall be without warranty or recourse and any such assignment of the mortgage shall be on mortgagee’s standard form of assignment of mortgage. Notwithstanding the foregoing, it is expressly understood and acknowledged by Purchaser that this Contract and Purchaser’s obligations hereunder are not contingent or conditioned upon the completion of such assignment of mortgage to Purchaser’s lender nor entitle Purchaser to a reduction in the Purchase Price.

44.	Waiver of Trial by Jury.

SELLER AND PURCHASER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH OR OTHERWISE RELATING TO THIS AGREEMENT. THE PROVISIONS OF THIS ARTICLE 44 SHALL SURVIVE THE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

EEGO WEST 38 FEE, LLC, a Delaware limited liability company

By:	/s/ Jonathon Yormak
Name: Jonathon Yormak Title: Authorized Signatory

PURCHASER:

ARC NY25638001, LLC, a Delaware limited liability company

By:	/s/ Michael Happel
Name: Michael Happel Title: Authorized Signatory

The undersigned has executed this Agreement solely to confirm its acceptance of the duties of Escrow Agent as set forth in Article 19 hereof and receipt of the Deposit:

CHICAGO TITLE INSURANCE COMPANY

By:
Name: Edwin Ditlow Title: Authorized Signatory

Exhibit “1(A)”

Description of Land

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN CITY, COUNTY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHERLY SIDE OF 38TH STREET DISTANT 200 FEET EASTERLY FROM THE INTERSECTION OF THE SOUTHERLY SIDE OF 38TH STREET AND THE EASTERLY SIDE OF 8TH AVENUE AND

RUNNING THENCE SOUTHERLY PARALLEL WITH 8TH AVENUE 98 FEET 9 INCHES TO THE MIDDLE LINE OF THE BLOCK;

THENCE EASTERLY ALONG SAID LINE 75 FEET;

THENCE NORTHERLY PARALLEL WITH 8TH AVENUE 98 FEET 9 INCHES TO THE SOUTHERLY SIDE OF 38TH STREET; AND

THENCE WESTERLY ALONG THE SOUTHERLY SIDE OF 38TH STREET 75 FEET TO THE POINT OR PLACE OF BEGINNING.

Exhibit 1(B)

Leases

Stock Lots USA, Inc

Lease: April 17, 2008

Guaranty: April 17, 2008

Rent Credit Letter: June 11, 2009

Rent Credit Letter: January 4, 2010

First Lease Modification and Extension Agreement: Feburary __, 2011

Leather Impact, Inc.

Lease: December 14, 1998

“Good Guy” Guarantee: December 14, 1998 (George Kermelis)

Assignment and Assumption of Lease: February 1, 1999 (Leather Facts Inc. to Leather Impact, Inc.)

Good Guy Clause: February 1, 1999 (Demitri P. Kermelis)

First Amendment to Lease: January 28, 2003

Second Lease Modification and Extension Agreement: December 22, 2008

Third Lease Modification Agreement: July 1, 2009

Jonathan Apparel, Inc.

Lease: July 18, 1991

Assignment and Assumption of Lease: January 26, 1994 (Tricon Leather Inc. to Wol Cha Kim)

Consent to Assignment: January 26, 1994 (Tricon Leather Inc. to Wol Cha Kim)

Standard Renewal Agreement: January 26, 1994

Assignment and Assumption of Lease: July 21, 1994 (Moten Mose – Wol Cha Kim to Modern Mood Inc.)

Consent to Assignment: July 21, 1994 (Moten Mose to Modern Mood Inc.)

Assignment and Assumption of Lease: June 22, 1995 (Modern Mood Inc. to Jonathan Apparel Inc.)

Consent to Assignment: June 22, 1995 (Modern Mood Inc. to Jonathan Apparel Inc.)

Extension and Modification Agreement: November 1, 1997

“Good Guy” Guarantee: January 20, 1998 (Sun Yun Chung)

Extension and Modification Agreement: May 1, 2004

Diana NYC Fabrics, Inc.

Lease: November 13, 1990

Standard Renewal Agreement: December 29, 1995

First Amendment to Lease: November 22, 2000

Assignment and Assumption of Lease: September 26, 2002 (Services Notions & Trimmings Inc to Lin’s Trimming Co., Inc.)

Consent to Assignment: September 26, 2002 (Services Notions & Trimmings Inc to Lin’s Trimming Co., Inc.)

Second Lease Modification and Extension Agreement: October 27, 2002

Third Lease Modification and Extension Agreement: September 12, 2012 (Diana NYC Farbrics, Inc, successor-in-interest to Lin’s Trimming Co., Inc.)

Shah 38

Lease: July 20, 1988

Standard Renewal Agreement: November 19, 1993

Second Lease Modification: May 4, 1999

Third Lease Modification and Extension Agreement: December 22, 2001

Assignment and Assumption of Lease: March 27, 2002 (Shah Deli to Shah 38, Inc.)

Consent to Assignment: March 27, 2002 (Shah Deli to Shah 38, Inc.)

Fourth Lease Modification and Extension Agreement: October 4, 2004

Fifth Lease Modification and Extension Agreement: November __, 2009

Guaranty of Lease: November X, 2009 (Paresh and Parimal Shah)

Sixth Lease Modification and Extension Agreement: September 20, 2012

J’Envie, Inc

Lease: June 14, 2007

Guaranty: June 14, 2007 (Linda Sherman)

First Lease Modification Agreement: January 1, 2009

Second Lease Modification Agreement: March 30, 2009

Cache, Inc.

Lease: April 9, 2012

Storage Space License Agreement: July 27, 2012

Commencement Date Agreement: July 30, 2012

Horizon Imaging, LLC

Lease: January 24, 2008

Guaranty: January 24, 2008 (Svi Simon and Kenneth Raskin)

First Modification of Lease: June __, 2009

Lease: May 17, 2011

Guaranty: May 17, 2011 (Svi Simon)

Surrender Agreement: May 17, 2011

Amendment of Lease: August 15, 2012

Sub-Lease Agreement: September 12, 2012 (Aaron Bond, Alex Guzman, A&A Dreams LLC dba NY Artificial)

Variable Graphics, LLC

Lease: May 17, 2011

Surrender Agreement: May 17, 2011

Guaranty: May 17, 2011 (Kenneth Raskin)

EnviroNet Systems Inc.

Lease: October 3, 2008

Guaranty: October 3, 2008 (Brent Fleisher)

First Lease Modification Agreement: January 17, 2011

Local 1981 UAW, Local 2110 UAW, Local 2320 UAW and Local 7902 UAW

Lease: May 7, 2008

First Lease Modification Agreement: January 15, 2009

Gerard Yosca Jewelry, Inc

Lease: August 14, 2008

Guaranty: August 14, 2008 (Gerard Yosca)

Geneva Worldwide, Inc.

Lease: December 14, 2011

Commencement Date Letter: April 26, 2012

Tenant Letter: September 20, 2012

Landlord Response Letter: September 24, 2012

Union Building Corporation

Lease: April 10, 2008

First Lease Modification Agreement: January 15, 2009

Gloria Apparel, Inc.

Lease: February 17, 2011

Guaranty: February 17, 2011 (Yun Lee)

Millennia Group L.L.C.

Lease: February 20, 2012

Guaranty: February 20, 2012 (Michael Cipriano and Scott Bublitz)

Commencement Date Letter: May 24, 2012

Insight Research Group USA, Inc.

Lease: May 2, 2012

Commencement Date Agreement: August 24, 2012

Exhibit 1(C) – Schedule of Service Contracts

United Elevator Inspection & Consulting, Inc.

Comprehensive Vertical Transportation Maintenance and Repair Agreement: November 8, 2011

Exhibit 1(D)

Telecommunications Contracts

Exhibit 1(D) – Telecommunications Contracts

Commercial Agreement

Time Warner Entertainment Co. L.P.: November 16, 2010

Exhibit 1(E)

Brokerage Agreements

Exhibit 1(E) – Brokerage Agreements

Newmark & Company Real Estate, Inc.

Exclusive Leasing Agreement: July 1, 2011

Jones Lang LaSalle Brokerage, Inc.

Cache Inc. Commission Agreement: April 9, 2012

Exhibit 1(F)

Union Agreement

Local 32BJ, Service Employees International Union 2008 Independent Loft Agreement: February 14, 2011

OCA Arbitration Request: June 27, 2012

[See Attached]

Exhibit “4(A)(i)”

Permitted Exceptions

Exhibit “4(A)(ii)”

Title Objections

Items 5, 6, 7 and 8 set forth on Schedule B-II of Seller’s Title Commitment

Exhibit “8(A)(i)”

Form of Bargain and Sale Deed

WITHOUT COVENANT AGAINST GRANTOR’S ACTS

EEGO WEST 38 FEE, LLC a Delaware limited liability company

TO

ARC NY 25638001, LLC a Delaware limited liability company

Address:	536 West 38th Street New York, New York

Block:	787
Lot:	72
County:	New York

RETURN BY MAIL TO:

Donovan LLP

152 Madison Avenue, 14th Floor

New York, New York 10016

Attention: Nicholas T. Donovan, Esq.

[BARGAIN AND SALE DEED WITHOUT COVENANT AGAINST GRANTOR’S ACTS THIS INDENTURE, made as of this _____ day of ____________, 2012

BETWEEN EEGO WEST 38 FEE, LLC, a Delaware limited liability company, with offices c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022, party of the first part, and [_________________________], a [_________________________], with offices at [________________________], party of the second part.

WITNESSETH, that the party of the first part, in consideration of ten dollars and other valuable consideration paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second party forever,

ALL that certain plot, piece or parcel of land, with the building and improvements thereon erected, situate, lying and being in the City, County and State of New York, more commonly known as 256 West 38th Street, New York, New York, and more particularly described on Exhibit A attached hereto and hereby made part hereof.

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises;

TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.

AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration of this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose. The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

IN PRESENCE OF:	EEGO WEST 38 FEE, LLC, A Delaware limited liability company

By:
Name: Title: Authorized Signatory

STATE OF NEW YORK
COUNTY OF NEW YORK

On the ______ day of ________ in the year 2012 before me, the undersigned, a Notary Public in and for said State, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and Office of individual taking acknowledgement

Exhibit A

Legal Description

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN CITY, COUNTY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHERLY SIDE OF 38TH STREET DISTANT 200 FEET EASTERLY FROM THE INTERSECTION OF THE SOUTHERLY SIDE OF 38TH STREET AND THE EASTERLY SIDE OF 8TH AVENUE AND

RUNNING THENCE SOUTHERLY PARALLEL WITH 8TH AVENUE 98 FEET 9 INCHES TO THE MIDDLE LINE OF THE BLOCK;

THENCE EASTERLY ALONG SAID LINE 75 FEET;

THENCE NORTHERLY PARALLEL WITH 8TH AVENUE 98 FEET 9 INCHES TO THE SOUTHERLY SIDE OF 38TH STREET; AND

THENCE WESTERLY ALONG THE SOUTHERLY SIDE OF 38TH STREET 75 FEET TO THE POINT OR PLACE OF BEGINNING.

Exhibit “8(A)(ii)”

Form of Bill of Sale

KNOW ALL MEN BY THESE PRESENTS,

That, subject to the terms and conditions thereinafter set forth, EEGO West 38 Fee, LLC, a Delaware limited liability company having an address c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022 (“Seller”) for and in consideration of the sum of Ten Dollars ($10.00), lawful money of the United States, to it in hand paid at or before delivery of these presents by [_____________________], a [_______________________] having an address at [_______________________] (“Purchaser”), the receipt of which is hereby acknowledged, has bargained and sold, and by these presents does grant and convey unto Purchaser its successors and assigns all right, title and interest of Seller in and to all of the fixtures, equipment and other items of personal property (collectively, the “Personal Property”) attached to or contained in, and utilized in the operation of, the Building commonly known as 256 West 38th Street, New York, New York.

Seller grants and conveys the Personal Property unto Purchaser without recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Personal Property is set forth in the Sale and Purchase Agreement dated as of October __, 2012 (as same may have been modified and amended) between Seller and Purchaser (the “Agreement”) shall survive the closing of title thereafter, and subject to the limitations contained herein).

TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns forever.

SELLER HAS MADE NO WARRANTY THAT THE PERSONAL PROPERTY COVERED BY THIS BILL OF SALE IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE AND THE SAME IS OLD IN AN “AS IS” “WHERE IS” CONDITION. BY ACCEPTANCE HEREOF, PURCHASE AFFIRMS THAT IT HAS NOT RELIED ON ANY WARRANTY OF SELLER WITH RESPECT OT THE PERSONAL PROPERTY AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTEES, EXPRESSED, IMPLIED OF STATUTORY (EXCEPT TO THE EXTENT AND ONLY FOR SO LONG AS ANY REPRESENTATION AND WARRANTY, IF ANY, REGARDING THE PERSONAL PROPERTY AS SET FORTH IN THE AGREEMENT SHALL SURVIVE THE CLOSING OF TITLE THEREUNDER, AND SUBJECT TO THE LIMITATIONS CONTAINED THEREIN).

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York,

This Bill of Sale shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature page follows immediately]

IN WITNESS WHEREOF, Seller has caused this instrument to be duly executed this _____ day of ________________, 2012.

ASSIGNOR:

EEGO WEST 38 FEE, LLC a Delaware limited liability company

By:
Name: Title: Authorized Signatory

ASSIGNEE:

[	]

By:
Name: Title:

EXHIBIT “8(A)(iii)”

Form of Assignment and Assumption of Leases

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”), made as of the ____ day of __________, 2012, between EEGO West 38 Fee, LLC, a Delaware limited liability company having an address c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022 (“Assignor”) and [________________________________________________], a [_________________________________], with offices at [_______________________] (“Assignee”):

RECITALS

WHEREAS, pursuant to that certain Sale and Purchase Agreement dated ________________, 2012, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.

NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ASSIGNMENT AND ASSUMPTION

1. Assignor hereby assigns, transfers, set-over, delivers and conveys unto Assignee, it successors and assigns, all of the rights, title, interests, benefits and privileges of Assignor, as landlord, under the leases (the “Leases”) described in Schedule A annexed hereto and incorporated herein by this reference, including without limitation all rents, issues and profits arising therefrom, and all security deposits thereunder (including all interest earned thereon) actually held by Seller (subject to adjustment as set forth in the Agreement), TO HAVE AND TO HOLD all and singular subject as aforesaid, unto Assignee, its successors and assigns. This conveyance is made without any recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Leases as is set forth in the Agreement shall survive the closing of title thereunder, and subject to the limitations contained therein).

2. Assignee assumes all obligations imposed upon landlord under (i) the assigned lease with Geneva Worldwide, Inc. (“Geneva”) and the liabilities arising from events occurring before the date hereof, and (ii) all of the assigned leases (including Geneva) and the liabilities arising from events occurring on or after the date hereof, to be performed by Assignor, as landlord, under the Leases, for the duration of the respective terms thereof. Without limiting the generality of the foregoing, the obligations and liabilities assumed by Assignee hereunder shall include, but shall not be limited to, the obligation to properly apply any advance rental, security deposit or other deposit under any of the Leases, to the extent such advance rental, security deposit or other deposit has been delivered by Assignor to Assignee or credited to Assignee concurrently herewith.

3. Assignor agrees to indemnify and hold Assignee harmless from and against any and all loss, cost, damage, claim, liability or expense accruing under the Leases relating to the time period prior to the date hereof, except with respect to lease with Geneva. Such indemnification by Assignor is limited as set forth in Section 16(C) of the Agreement and shall not include any loss, cost, damage, claim, liability or expense due to the failure of Seller to have kept the Premises (as defined in the Agreement), the building systems or other improvements or equipment in good order and repair or to make required repairs or improvements thereto (it being agreed that Seller shall not be obligated to make any such repairs or improvements, and Purchaser hereby expressly agrees that for all purposes of the Agreement the obligation to make any such repairs or improvements shall be conclusively deemed to have arisen or accrued after the date hereof.

4. Assignee agrees to indemnify and hold Assignor harmless from and against any and all loss, cost, damage, claim, liability or expense accruing under (i) the Lease with Geneva relating to the time period prior do the date hereof, and (ii) the Leases (including Geneva) relating to the time period from and after the date hereof.

5. This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6. This Assignment may be signed in multiple counterpart which, when taken together and signed by all parties and delivery to any other party there, shall constitute a binding Assignment between the parties.

7. This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the date first set forth above.

ASSIGNOR:

EEGO WEST 38 FEE, LLC, a Delaware limited liability company

By:
Name: Title: Authorized Signatory

ASSIGNEE:

By:
Name: Title:

STATE OF NEW YORK
COUNTY OF NEW YORK

On the _____ day of ____________ in the year of 2012 before me, the undersigned, a Notary Public in and for said State, personally appeared ____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgement

STATE OF NEW YORK
COUNTY OF NEW YORK

On the _____ day of ____________ in the year of 2012 before me, the undersigned, a Notary Public in and for said State, personally appeared ____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgement

Schedule A

EXHIBIT “8(A)(iv)”

Form of Assignment and Assumption of Contracts

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”), made as of the ____ day of _____________, 2012 between EEGO West 38 Fee, LLC, a Delaware limited liability company having an address c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022 (“Assignor”) and [_______________________________________], a [___________________], with offices at [________________________] (“Assignee”):

RECITALS

WHEREAS, pursuant to that certain Sale and Purchase Agreement dated ___________, ______, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.

NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ASSIGNMENT AND ASSUMPTION

1. Assignor hereby assigns, transfers, sets-over, delivers and conveys unto Assignee, its successors and assigns, all of the rights, title, interest, benefits and privileges of Assignor, as owner, under all of the service, maintenance, supply and other agreements (collectively, the “Assumed Contracts”) in effect relating to the operation of the Premises and listed on Schedule A annexed hereto and incorporated herein by this reference, (subject to adjustment as set forth in the Agreement), TO HAVE AND TO HOLD all and singular subject as aforesaid, unto Assignee. This conveyance is made without recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Assumed Contracts as is set forth in the Agreement shall survive the closing of title thereunder, and subject to the limitations contained therein).

2. Assignee hereby expressly assumes all of the obligations imposed upon the owner of the Premises under the Assumed Contracts which accrue from and after the date hereof.

3. This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4. This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

5. This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as the date of the first set forth above.

ASSIGNOR:

EEGO WEST 38 FEE, LLC,
a Delaware limited liability company

By:
Name: Title: Authorized Signatory

ASSIGNEE:

By:
Name: Title:

STATE OF NEW YORK
COUNTY OF NEW YORK

On the _____ day of ____________ in the year of 2012 before me, the undersigned, a Notary Public in and for said State, personally appeared ____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgement

STATE OF NEW YORK
COUNTY OF NEW YORK

On the _____ day of ____________ in the year of 2012 before me, the undersigned, a Notary Public in and for said State, personally appeared ____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual taking acknowledgement

Schedule A

EXHIBIT “8(A)(viii)”

Form of Tenant Notice Letter

_____________, 2012

By Certified Mail- Return Receipt Requested

(Name/Address of Tenant)

Re:	Lease for ___________ at _________________, ____________________________ (the “Premises”)

Dear Sir or Madam:

Please be advised that effective as of the date of this letter:

(1) EEGO West 38 Fee, LLC (“Seller”) has conveyed, all of its right, title and interest in and to the Premises, including its interest as landlord under your lease, to __________________________, a __________________ having an address at ________________ (“Purchaser”);

(2) Purchaser has assumed the landlord’s obligations under your lease; and

Accordingly, you are hereby notified that all future rent and additional rent payments due under your lease affecting the above-referenced premises, and any notices, inquiries or requests regarding such lease, should be delivered to:

_______________________________________

In addition, all unapplied security deposits held by Seller, if any, together with any interest earned thereon, have been transferred to Purchaser.

[Signature page follows immediately]

Very truly yours,

EEGO WEST 38 FEE, LLC

By:
Name: Title: Authorized Signatory

EXHIBIT “8(A)(ix)”

Form of Contractor Notice Letter

_____________________, 2012

By Certified Mail – Return Receipt Requested

(Name/Address of Tenant)

Re:	Contract (the “Contract”) by and between ________________ and _______________ concerning the property (the “Premises”) located at _____________________.

Dear Sir or Madam:

Please be advised that effective as of the date of this letter:

(1) EEGO West 38 Fee, LLC (“Seller”), has conveyed all of its right, title and interest in and to the Premises, including all of its rights and obligations in connection with the Contract, to ______________ having an address _________________ (“Purchaser”); and

(2) Purchaser has assumed Seller’s obligations under the Contract arising from and after the date hereof.

Accordingly, you are hereby notified that any notices, inquiries or requests regarding the Contract, should be delivered to:

______________________________
______________________________
______________________________
______________________________

Very truly yours,

EEGO West 38 Fee, LLC

By:
Name: Title: Authorized Signatory

EXHIBIT “8(A)(xiv)”

Form of Assignment and Assumption of Union Agreement

ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS TO EMPLOYEES UNDER COLLECTIVE BARGAINING AGREEMENTS

ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS TO EMPLOYEES UNDER COLLECTIVE BARGAINING AGREEMENTS (this “Assignment”) made as of the ____ day of ___________, 2012, between EEGO West 38 Fee, LLC, a Delaware limited liability company having an address c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022 (“Assignor”) and [_________________________], a [___________________], with offices at [______________________] (“Assignee”).

W I T NE S S E T H

WHEREAS, pursuant to that certain Sale and Purchase Agreement dated ____________, 2012, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, transfers and conveys, without warranty, representation or covenant, to Assignee all of Assignor’s rights (if any) with respect to the employees at the Premises who are members of Local 32BJ of the Service Employees International Union.

ASSIGNEE HEREBY ACCEPTS the foregoing assignment and assumes all of the obligations of Assignor (if any) with respect to the employees at the Premises who are members of Local 32BJ of the Service Employees International Union, accruing from and after the date hereof.

This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

This Assignment may be signed in multiple counterpart which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

ASSIGNOR:

EEGO WEST 38 FEE, LLC
a Delaware limited liability company

By:
Name: Title: Authorized Signatory

ASSIGNEE:

By:
Name: Title:

EXHIBIT “(8)(a)(xix)”

Form of Title Affidavit

TITLE NOS.: __________________

STATE OF NEW YORK )

) ss:

COUNTY OF NEW YORK )

The undersigned, being first duly sworn, deposes and says:

1. ________________ is the ___________________ of EEGO West 38 Fee, LLC, a Delaware limited liability company (“Owner”), is the fee owner of, or has an ownership interest in, the premises commonly known as and by street address number 256 West 38th Street, New York, New York, and designated as Block 787, Lot 72 on the Tax Map of the City of New York, State of New York (the “Premises”).

2. To Owner’s actual knowledge, there are no tenants or other parties who are in possession of the Premises, other than tenants, as tenants only, and no tenant or other third party has an option to purchase or right of first refusal to purchase any of the Premises.

3. To Owner’s actual knowledge, no work has been done upon the above premises by the City of New York nor has any demand been made by the City of New York for any such work that may result in charges by the New York City Department of Rent and Housing Maintenance, Emergency Services or charges by the New York City Department for Environmental Protection for water tap closings or any related work.

4. To Owner’s actual knowledge, no inspection fees, permit fees, elevator(s), sign, boiler or other charges have been levied, charged, created or incurred that may become tax or other liens pursuant to Section 26-128 (formerly Section 643a-14.0) of the Administrative Code of the City of New York, as amended by Local Laws 10 of 1981 and 25 of 1984, and Section 27-4029.1 of the Administrative Code of the City of New York as amended by LL 43 (1988) or any other section of law.

5. To Owner’s actual knowledge, there has been no work performed by any agency of the City of New York to cure problems under the New York City Hazardous Substances Emergency Response Law.

This Affidavit is given to induce First American Title Insurance Company and Chicago Title Insurance Company to insure title free and clear of the aforesaid, knowing that it will rely on the truth of the statements herein made.

EEGO West 38 Fee, LLC, a Delaware limited liability company

By:
Name: Title:

Sworn to before me this _________ day of ______, 2012.
(Notary Public)

EXHIBIT “8(A)(xxiv)”

Form of Master Lease

MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (this “Agreement”) made as of the ___ day of _________, 2012, by and among ARC NY25638001, LLC, having an address c/o American Realty Capital, 405 Park Avenue, 12th Floor, New York, New York 10022 (the "Landlord"), [NOTE: Tenant party to be designated by Seller], having an address c/o East End Capital, 600 Madison Avenue, 11th Floor, New York, New York 10022 (the "Tenant"), and CHICAGO TITLE INSURANCE COMPANY, having an address at Suite 1325, 1515 Market Street, Philadelphia, Pennsylvania 19102-1930 (the “Escrow Agent”).

W I T N E S S E T H:

WHEREAS, EEGO West 38 Fee, LLC (“Seller”), an affiliate of Tenant, as Seller, and Landlord, as Purchaser, have entered into a Purchase and Sale Agreement dated October ___, 2012, as amended (the “Contract”), pursuant to which Seller agreed to sell, and Landlord agreed to purchase, among other things, the property commonly known as and by the street address 256 West 38th Street, New York, New York (the “Property”);

WHEREAS, pursuant to the terms of the Contract, in order for Landlord to receive certain income from the 9th floor and 11th floor in the building located at the Property (collectively, the “Demised Premises”), the parties hereto agreed to enter into this Agreement;

WHEREAS, Tenant has agreed to deliver to Landlord, simultaneously with the execution of this Agreement, the First Rent Payment (as hereinafter defined);

WHEREAS, Tenant has agreed to deliver to the Escrow Agent concurrently with the execution of this Agreement an amount equal to Six Hundred Thousand and 00/100 Dollars ($600,000.00) (the “Master Lease Rent Escrow”) to ensure that funds are available for the payment of the balance of the Monthly Rent (hereinafter defined) due hereunder, and the parties have agreed that such funds will be held by the Escrow Agent in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Escrow Agent has agreed to serve as escrow agent, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. The above and foregoing Recitals, including all defined terms set forth therein, are incorporated into this Agreement. Any initially capitalized terms which are used, but not otherwise expressly defined in this Agreement will have the meanings specified in the Contract.

2. Landlord, for and in consideration of the rents, covenants and agreements hereinafter reserved, hereby leases, rents, lets and demises to Tenant, and Tenant hereby takes and hires from Landlord (subject to Section 9 hereof), upon and subject to the terms, covenants and conditions of this Agreement, the Demised Premises.

3. Concurrently with the execution of this Agreement, Tenant has deposited with the Escrow Agent an amount equal to the Master Lease Rent Escrow (the “Funds”). The Funds so deposited are to be held and disbursed to Landlord by the Escrow Agent strictly in accordance with the terms and provisions of this Agreement.

4. The Funds will be held in escrow in an interest bearing account by the Escrow Agent until the Funds are disbursed to Landlord under the terms of this Agreement. Any interest or other income earned on the Funds pursuant to Section 14(a) hereof will be deposited and may be commingled with the Funds, and will become a part of the Funds for all purposes hereunder. Notwithstanding anything to the contrary contained in this Agreement, interest on the Funds will be held for the benefit of Landlord and Landlord will furnish the Escrow Agent with appropriately completed W-9 forms for this purpose.

5. The term (“Term”) of this Agreement shall commence on the date hereof and shall continue in full force and effect until ___________, 2013 [One (1) Year] (the “Expiration Date”).

6. The fixed minimum rent payable by Tenant to Landlord for the Demised Premises shall be $600,000.00 for the Term, payable in equal installments of $50,000.00 (the “Monthly Rent”) payable in full, (x) with respect to the first Monthly Rent payment (the “First Rent Payment”) on account of the period commencing on the date hereof and ending on _______ [__], 2013, on the date hereof and (y) with respect to each subsequent Monthly Rent payment, in advance, on the first (1st) day of each calendar month during the Term (or if such first (1st) day of the calendar month is not a business day, on the next succeeding business day) covering the period commencing on the first (1st) day of such calendar month and ending on the last day of such month. Subject to Section 14 below, the Escrow Agent shall, without further notice or instruction, pay and disburse the Monthly Rent (other than the First Rent Payment, which Tenant shall pay directly to Landlord on the date hereof) from the Master Lease Rent Escrow to Landlord on the first (1st) day of each calendar month during the Term (or if such first (1st) day of the calendar month is not a business day, on the next succeeding business day) pursuant to Landlord’s wire instructions attached hereto as Exhibit A and made a part hereof. Notwithstanding anything to the contrary contained herein, provided that Tenant has deposited with Escrow Agent the Master Lease Rent Escrow in accordance with the terms hereof, Tenant shall not be in default, or otherwise liable, for (i) any failure of Escrow Agent to pay and disburse the Monthly Rent from the Master Lease Rent Escrow to Landlord as required under this Agreement, and (ii) for any obligations or liabilities under this Agreement and/or with respect to the Demised Premises.

7. This Agreement may not be amended, modified or terminated except pursuant to a written agreement between Landlord and Tenant.

8. This Agreement is subject and subordinate to any and all mortgages which may now or hereafter affect the Demised Premises, and to all renewals, modifications, amendments, consolidations, replacements or extensions thereof (collectively, the “Mortgage”).

9. (a) Landlord acknowledges and Tenant agrees that Tenant shall not take physical possession of the Demised Premises and shall have no right to use or occupy any portion of the Demised Premises, or to store any personal property on or in the Demised Premises. Landlord and Tenant acknowledge and agree that (i) nothing contained herein shall prohibit Landlord from entering into a lease or other occupancy agreement for all or any portion of the Demised Premises (a “New Lease”), (ii) upon Landlord entering into a New Lease, the portion of the Property demised thereunder shall be removed from the Demised Premises hereunder (without any abatement or reduction of Monthly Rent) and (iii) the entering into a New Lease for all or a portion of the Demised Premises shall not limit or reduce Tenant’s obligation to pay the Monthly Rent hereunder or otherwise affect the Expiration Date hereof.

(b) Landlord shall be obligated to operate, maintain and repair the Demised Premises and any replacements thereto throughout the term of this Agreement, including, without limitation, compliance with law and Tenant shall have no obligations nor any liability with respect thereto (including, without limitation, compliance with law, physical condition of the Demised Premises, all orders rules or regulations of the New York Board of Underwriters on similar body, structural or non-structural repairs or alterations, ordinary or extraordinary repairs or alterations, obligations with respect to maintenance, repairs or replacements of any nature whatsoever, or the obligation to maintain insurance, all of which shall be the obligation of Landlord). Landlord shall maintain during the Term, insurance for the Demised Premises in amounts and with such insurance company(ies) as required under the terms of any loan documents relating to the Demised Premises or, if none, in a manner consistent with prudent property management practices, in all cases naming Tenant as an additional insured.

10. Tenant shall have no right to enter into an assignment, sublease, license agreement or other occupancy agreement under this Agreement without the consent of Landlord, which consent may be granted or withheld in its sole and absolute discretion.

11. Tenant shall have no right to share in, or receive a portion of, any casualty or condemnation awards received by Landlord with respect to the Demised Premises.

12. Intentionally Deleted.

13. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective notice to the other party, shall be in writing and shall be deemed to have been given when (a) personally delivered with signed delivery receipt obtained, (b) upon receipt, when sent by prepaid reputable overnight courier or (c) transmitted by email in Portable Document Format (PDF) or other electronic media (followed with hard copy sent by personal delivery or prepaid reputable overnight courier), in each case addressed as follows (or at such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt):

If to Tenant, to:
c/o East End Capital Partners, LLC 600 Madison Avenue, 11th Floor New York, New York 10022 Attention: Jonathon Yormak Email: jyormak@eastendcap.com with a copy to:
GreenOak Real Estate Advisors 399 Park Avenue, 22nd Floor New York, New York 10022 Attention: Kevin Robinson Email: robinson@greenoakrealestate.com and to:
Seyfarth Shaw LLP 620 Eighth Avenue New York, New York 10018 Attention: Stephen G. Epstein, Esq Email: sepstein@seyfarth.com
If to Landlord, to:
c/o American Realty Capital III, LLC 405 Park Avenue, 15th Floor New York, New York 10022 Attention: Michael Weil Email: mweil@arlcap.com with a copy to:
c/o American Realty Capital III, LLC 405 Park Avenue, 12th Floor New York, New York 10022 Attention: Jesse Galloway Email: jgalloway@arlcap.com and to:
Donovan LLP 152 Madison Avenue, 14th Floor New York, New York 10016 Attention: Nicholas T. Donovan Email: Nick@DonovanLLP.com
If to Escrow Agent, to:
Chicago Title Insurance Company 1515 Market Street, Suite 1325 Philadelphia, Pennsylvania 19102-1930 Attention: Edwin G. Ditlow Email: ditlowE@ctt.com

14. Escrow Provisions.

a. Escrow Agent shall hold the Funds, together with all interest earned thereon, in Escrow Agent’s escrow account at a bank reasonably satisfactory to Landlord and Tenant, and shall cause the Funds to earn interest at such bank’s then prevailing insured money market rates on deposits of similar size, or in a federal money market mutual fund. Escrow Agent shall have no liability for any fluctuations in the interest rate paid by such bank or in such mutual fund on the Funds, and is not a guarantor thereof.

b. If Escrow Agent receives a notice signed by both Landlord and Tenant stating that this Agreement has been terminated or canceled, Escrow Agent shall deliver the Funds (or remaining balance thereof), together with the interest thereon, as directed therein.

c. If Escrow Agent receives a written request signed by Landlord or Tenant (the “Noticing Party”) stating that this Agreement has been canceled or terminated and that the Noticing Party is entitled to all or a portion of the Funds, or that the other party hereto (the “Non-Noticing Party”) has defaulted in the performance of its obligations hereunder and that the Noticing Party is entitled to all or a portion of the Funds, Escrow Agent shall deliver (by any of the methods of service described in Section 13 above) a copy of such request to the Non-Noticing Party. The Non-Noticing Party shall have the right to object to such request for the Funds, or portion thereof, by notice of objection delivered to and received by Escrow Agent within seven (7) Business Days after the date of Escrow Agent’s submitting such copy to the Non-Noticing Party, but not thereafter. If Escrow Agent shall not have so received a notice of objection from the Non-Noticing Party, Escrow Agent shall deliver the Funds (or portion thereof, as applicable), together with the interest earned thereon, to the Noticing Party. If Escrow Agent shall have received a notice of objection within the time herein prescribed, Escrow Agent shall refuse to comply with any requests or demands on it and shall continue to hold the balance of the Funds, together with any interest earned thereon, until Escrow Agent receives either (a) a notice signed by both Landlord and Tenant stating who is entitled to the Funds (or remaining portion thereof, as applicable) and interest or (b) a final order of a court of competent jurisdiction directing disbursement of the Funds and interest in a specific manner, in either of which events Escrow Agent shall then disburse the Funds (or portion thereof, as applicable), together with the interest earned thereon, in accordance with such notice or order. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such requests or demands until and unless it has received a direction of the nature described in subdivision (a) or (b) above. Notwithstanding anything to the contrary contained in this Section 14, Tenant shall have no right to object to the release of the Funds pursuant to the second sentence of Section 6 above, and any notice of objection shall be disregarded by the Escrow Agent.

d. Any notice to Escrow Agent shall be sufficient only if received by Escrow Agent within the applicable time period set forth herein. All mailings and notices from Escrow Agent to Landlord and/or Tenant, or from Landlord and/or Tenant to Escrow Agent, provided for herein shall be addressed to the party to receive such notice at its notice address set forth in Section 13 above (with copies to be similarly sent to the additional persons therein indicated).

e. Notwithstanding the foregoing, if Escrow Agent shall have received a notice of objection as provided for in Section 14(c) above within the time therein prescribed, or shall have received at any time before actual disbursement of the Funds a notice signed by either Landlord or Tenant disputing entitlement to the Funds (or portion thereof, as applicable) or shall otherwise believe in good faith at any time that a disagreement or dispute has arisen between the parties hereto over entitlement to the Funds (whether or not litigation has been instituted), Escrow Agent shall have the right, upon notice to both Landlord and Tenant, (a) to deposit the Funds, together with the interest earned thereon with the Clerk of the Court in which any litigation is pending, and/or (b) to take such reasonable affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the depositing of the Funds (or remaining balance thereof, as applicable), together with the interest earned thereon, with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Landlord or Tenant is the losing party, and thereupon Escrow Agent shall be released of and from all liability hereunder except for any previous gross negligence or willful misconduct.

f. Escrow Agent shall not be liable for any error in judgment or any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. Escrow Agent shall not incur any liability in acting upon any document or instrument believed thereby to be genuine. Escrow Agent is hereby released and exculpated from all liability hereunder, except only for willful misconduct or gross negligence. Escrow Agent may assume that any person purporting to give it any notice on behalf of any party has been authorized to do so. Escrow Agent shall not be liable for, and Landlord and Tenant hereby jointly and severally agree to indemnify Escrow Agent against, any loss, liability or expense, including reasonable attorney’s fees paid to retained attorneys, arising out of any dispute under this Agreement, including the cost and expense of defending itself against any claim arising hereunder.

g. The Escrow Agent’s undertaking to perform its obligations hereunder is made in conjunction with the Escrow Agent’s services in connection with administering the Closing under the Contract. The Escrow Agent shall not be entitled to receive a separate fee for acting as the Escrow Agent under this Agreement.

15. In the event any suit is brought to enforce or interpret any term of this Agreement, the prevailing party shall be entitled to recover from the other party all attorneys’ fees and costs incurred in connection therewith.

16. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

17. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and/or assigns.

18. The parties hereto represent and warrant to each other that they have the respective authority to sign this Agreement and that (a) the person signing on behalf of the Landlord is duly authorized to bind the Landlord, (b) the person signing on behalf of the Tenant is duly authorized to bind the Tenant, and (c) the person signing on behalf of the Escrow Agent is duly authorized to bind the Escrow Agent, to the terms and conditions of this Agreement.

19. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile or Portable Document Format (PDF) transmission shall constitute effective execution and delivery of this Agreement as to all parties for all purposes, and the signatures of the parties transmitted by facsimile or Portable Document Format (PDF) shall be deemed to be their original signatures for all purposes.

20. The parties hereto EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH OR OTHERWISE RELATING TO THIS AGREEMENT.

21. Landlord agrees to defend, indemnify and save Tenant harmless from and against all losses, damages, costs, suits, claims and expenses (including reasonable attorney fees and disbursements) whatsoever, foreseen or unforeseen, known or unknown in connection with the Demised Premises arising during the term of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

LANDLORD:	TENANT:

ARC NY25638001, LLC

By:	By:
Name: Title:		Name: Title:

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO ESCROW AGENT AND THE MASTER LEASE RENT ESCROW:

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
Name: Title:

Exhibit A to form master lease

Landlord’s Wire Instructions

New York Operating Partnership LP

200 Dryden Rd Suite 1100

Dresher, PA 19025

Phone 215-449-3600

Wiring Instructions

Capital One Bank

New York, NY 10017

Account Name:                New York Operating Partnership LP

Wire ABA Number: 021407912

ACH ABA Number: 065000090

Account Number: 7527220631

Notify: Keith Overton 215-449-3681

EXHIBIT “10”

Form of Estoppel Certificate

TENANT ESTOPPEL CERTIFICATE

THIS TENANT ESTOPPEL CERTIFICATE (this “Certificate”) is made this ___ day of ________________, 2012 by ________________ (“Tenant”), to and for the benefit of ____________________ (“Landlord”), any purchaser of the Building or Landlord’s interest therein, any lenders to the owners of the Building and to any of the owners’ constituent entities, to any lenders to purchaser and the successors and/or assigns of any of the foregoing.

STATEMENT OF FACTS

The Tenant is the tenant under that certain lease, dated as of ____________________, [as amended by _______________] ([as so amended,] the “Lease”, covering certain premises designated as _______________ located at _____________ (the “Building”), as more particularly defined and described in the Lease (the “Leased Premises”); and

NOW, THEREFORE, Tenant hereby certifies as follows:

1. The Lease has not been amended, modified or supplemented (except as stated above), is in full force and effect and represents the entire agreement between Landlord and Tenant as to Tenant’s interest in the Building and the Leased Premises.

2. The Lease has been guaranteed by ____________ (the “Guarantor”) and such guaranty is in full force and effect [If no guarantor, then this section to be deleted].

3. The fixed annual rent currently payable under the Lease (excluding electricity charges) is $_____________ per annum ($_____________ per month).

4. Fixed annual rent payable under the Lease has been paid through ________________. Tenant is current in the payment of additional rent due and payable under the Lease. No such rents, additional rents, or other similar sums or charges have been paid for more than one (1) month in advance of the due date thereof.

5. The commencement date for the Lease occurred on _______________, and the scheduled expiration date for the Lease is _________________.

6. The security deposit currently being held by Landlord under the Lease, whether in the form of cash or otherwise, is _______________.

7. Tenant has not asserted any claim that Landlord is in default or any material obligations under the Lease, and Tenant has no offsets, defenses, claims, or counterclaims to the payment of rent or other sums, or the performance of any of Tenant’s other obligations, under the Lease.

8. All base building and other tenant improvement work to be performed by Landlord under the Lease has be substantially completed in accordance with the Lease, and all payments due to Tenant under the Lease as a landlord contribution towards Tenant’s work has been paid in full, except as follows: _____________. [To be deleted if there is no contractual obligation to perform work and/or make any landlord contribution].

9. Tenant has no right to purchase the Building or any part thereof or any interest therein by right of refusal, rights of first offer or option or other similar right to purchase. Tenant has no right to lease other space in the Building except as set forth in the Lease.

10. No actions, whether voluntary or otherwise, are pending against Tenant [or Guarantor] under the bankruptcy laws of the United States or any state and there are no claims or action pending against Tenant [and/or Guarantor] which if decided against Tenant [and/or Guarantor] would materially and adversely affect Tenant’s [or Guarantor’s] financial condition or ability to perform Tenant’s [and/or Guarantor’s] obligations under, or in respect of, the Lease.

11. This certificate has been duly authorized, executed and delivered by Tenant.

Tenant acknowledges and agrees that this certificate may be relied upon by, and shall inure to the benefit of, Landlord, any purchaser of the Building or Landlord’s interest therein, any lenders to the owners of the Building and to any of the owners’ constituent entities, to any lenders to purchaser and the successors and/or assigns of any of the foregoing.

IN WITNESS WHEREOF, Tenant has executed this Certificate as of the date above first written.

By:
Name: Title:

Exhibit 16(A)(i)

Rent Roll and Rent Arrearages

Exhibit 16(A)(ii)

Union Employee

32BJ: Cuneyt Ulkugil

Exhibit 16(A)(xii)

Tax Assessment Reduction Proceedings

Open petitions filed with NYC Finance from Podell, Schwartz, Schecter & Banfield, LLP for the 2011/12 and 2012/13 tax years.

Exhibit 16(A)(xiii)

Security Deposits

Prepared as of September 2012

Suite	Tenant	Security Deposit
BSMT 02	Stock Lots USA	$6,600.00
ST01	Leather Impact	$13,313.00
ST02	Jonathan Apparel, Inc	$7,088.00
ST03	Shah 38, Inc	$9,500.00
ST04	Lin's Trimming Inc	$1,620.00
0200	J'ENVIE, INC.	$24,000.00
0500	Horizon Imaging	$17,000.00
0500	Variable Graphics	$32,473.00
700R	Local UAW Labor Organization	$26,622.76
700F	EnvironNet Systems	$25,187.50
0800	Gerard Yosca Jewelry, Inc	$87,636.68
1000	Geneva Worldwide, Inc.	$72,968.85
1200	United Auto Workers Union	$41,250.00
1301	Gloria Apparel, INC.	$20,556.24
1300	Millennia Group, LLC	$20,698.00

Suite	Tenant	Letter of Credit
3, 4, 6	Cache, Inc.	$301,350.00
1500	Insight Research Group USA Inc.	$111,867.00

EXHIBIT “20(A)(iv)”

CERTIFICATES OF INSURANCE

Insurer: Continental Casualty Company – POL # RMP 50846936

Insured: EEGO West 38 Fee, LLC

Additional Insured: Arbor Realty Mtg. Securities Series

Property Insured: 256 West 38th Street, New York, NY

Effective Date:

4/20/2012

Expiration Date: 4/20/2013